                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ----------------------------
                               AMENDMENT NO. 1 TO

                                     FORM 10
                         ----------------------------

                   GENERAL FORM FOR REGISTRATION OF SECURITIES

     Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934


                                VOICE DIARY INC.
             (Exact Name of Registrant as Specified in its Charter)


                   Delaware                                  72-1629948
       (State  or  other  jurisdiction                   (I.R.S.  Employer
       of  incorporation  or  organization)              Identification  No.)

             200 Robbins Lane, P.O. Box 30, Jericho, New York 11573
                     (Address of principal executive offices)
                                   (Zip code)

       Registrant's telephone number, including area code: (516) 939-0400


     Securities to be registered pursuant to Section 12(b) of the Act: None

        Securities to be registered pursuant to Section 12(g) of the Act:

                 Class A Common Stock, par value $.01 per share

                                (Title of class)


                                TABLE OF CONTENTS

                                                                            Page

<BTB>
Item  1.     Business                                                         3

Item  2.     Financial  Information                                          16

Item  3.     Properties                                                      25

Item  4.     Security Ownership of Certain Beneficial Owners and Management  25

Item  5.     Directors  and  Executive  Officers                             26

Item  6.     Executive  Compensation                                         27

Item  7.     Certain  Relationships  and  Related  Transactions              28

Item  8.     Legal  Proceedings                                              28

Item  9.     Market  Price  of  and  Dividends  on  the  Registrant's
             Common  Equity  and  Related  Stockholder  Matters              28

Item  10.    Recent  Sales  of  Unregistered  Securities                     30

Item  11.    Description of Registrant's Securities to be Registered       . 31

Item  12.    Indemnification  of  Directors  and  Officers                   32

Item  13.    Financial  Statements  and  Supplementary  Data                 36

Item  14.    Changes  in  and  Disagreements  with  Accountants  on
             Accounting  and  Financial  Disclosure                          37

Item  15.    Financial  Statements  and  Exhibits                            37


                           CAUTIONARY NOTICE REGARDING
                           FORWARD LOOKING STATEMENTS

     Voice Diary Inc. (the "Company," "VDI", the "Registrant", "we", "our" or "us") cautions readers that certain important factors may affect our actual results and could cause such results to differ materially from any forward-looking statements that may be deemed to have been made in this Registration Statement or that are otherwise made by us or on our behalf. For this purpose, any statements contained in the Registration Statement that are not statements of historical fact may be deemed to be forward-looking statements. This Registration Statement contains statements that constitute "forward-looking statements." These forward-looking statements can be identified by the use of predictive, future-tense or forward-looking terminology, such as "believes," "anticipates," "expects," "estimates," "plans," "may," "will," or similar terms. These statements appear in a number of places in this Registration Statement and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) trends affecting our financial condition or results of operations for our limited history; (ii) our business and growth strategies; and (iii) our financing plans. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Factors that could adversely affect actual results and performance include, among others, our limited operating history, potential fluctuations in quarterly operating results and expenses, the failure of products resulting from engineering faults, our ability to manage growth, technological change and competition.

     The accompanying information contained in this Registration Statement, including, without limitation, the information set forth under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" identifies important additional factors that could materially adversely affect actual results and performance. All of these factors should be carefully considered and evaluated. All forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement. Any forward-looking statements in this Registration Statement should be evaluated in light of these important risk factors. We are also subject to other risks detailed herein or set forth from time to time in our filings with the Securities and Exchange Commission (the "Commission").


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


                                          PART  I

ITEM  1.     BUSINESS.

     We are filing this Registration Statement on Form 10 in order to qualify our Class A Common Stock to be quoted on the National Association of Securities Dealers ("NASD") OTC Bulletin Board. In addition we believe that being a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will provide investors and other persons with additional information concerning us. We further believe that this might make us more attractive to an operating business as a potential business combination candidate. As a result of filing this Registration Statement, we will become obligated to file with the Commission certain interim and periodic reports, including an annual report containing audited financial statements.

     We are a development stage company and have not generated significant revenues. Our financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have an accumulated deficit at June 30, 2002 of $2,325,605 and a working capital deficit at June 30, 2002 of $260,960 that raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon the successful completion of our development program and, ultimately, the attainment of profitable operations which are contingent upon future events, including maintaining adequate financing to fulfill our development activities, and achieving a level of sales adequate to support our expense structure. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

GENERAL
     We were incorporated in the state of Delaware on February 26, 2002. In June and July 2002 we acquired approximately 99.4% of the outstanding shares of Voice Diary Ltd., an Israeli corporation ("VDL"), through a purchase of shares from the former controlling stockholder of VDL and an exchange of shares of VDI with former stockholders of VDL. Under generally accepted accounting principles the transaction was accounted for as a reorganization under common control and accordingly, the financial statements represent the consolidated financial position, operating results and cash flows of the Company and the subsidiary for all periods from inception of the subsidiary. VDL began operations in October 1993 and has been in the development stage. (Unless otherwise indicated, references to us herein include VDL.)

     We are developing and marketing a line of personal digital assistants ("PDAs") which have a voice user interface and provide to the user a full range of personal information management, including a talking diary, telephone book, daily pad and other advanced features. The voice user interface enables the visually impaired to use PDA technology by removing obstacles to use inherent in conventional display-based products.

CURRENT  PRODUCTS
     We have developed and are marketing a hand-held voice PDA called the "IMP" specifically designed for blind and visually impaired people. The IMP is used to make recordings of personal information. The recordings are stored in one of several "compartments":
     - NOTEPAD. In this compartment the recordings are stored one after the other. The user can browse the Notepad by pressing 3 to move down the list and 1 to move up the list. The list is browsed cyclically. Pressing ENTER will play the current recording (with the first recording being the default recording) reached by browsing with the 1/3 keys. If pressed during play, Enter will pause the play and when pressed again it will resume the playing. Pressing 5 will announce Notepad and the number of recordings in Notepad. When a recording is played its number in the list is announced first. By pressing the MOVE key a recording is selected to be moved or copied. The user can then browse to another recording and after pressing MOVE again the selected recording is moved just before the current recording. To copy the user needs to press CODE MOVE. Move is used to reprioritize the Notepad recordings. To erase a recording the user needs to press the ERASE key, after he plays the recording, and then ENTER for confirmation. Erased recordings are stored in the ERASED MEMOS compartment and can be moved out as long as the Memory Recycle procedure was not executed. This procedure is used to truly erase the memory. The Memory Recycle procedure is needed because the IMP uses Flash memory, which, unlike RAM memory, cannot be erased byte by byte but in blocks of 128k bytes. The number of recordings the IMP can hold is 1,000 and the length of the recoding time is 90 minutes. A new recording is always added at the end of the list. Pressing CODE ERASE followed by ENTER will erase the entire Notepad.

     - DAILYPAD. The IMP can hold up to 60 Dailypad compartments. A Dailypad is like the Notepad with an additional feature that it is associated with a date. The date can be any date from 1950 to 2049. The date is announced when pressing 5 together with the announcement DAILYPAD and the number of recordings in the Dailypad. In the Dailypad associated with the date of the real date the announcement also includes the word TODAY. All of the Notepad functions discussed above are similarly applicable to Dailypad. In addition the user can browse from one Dailypad to the next by pressing 6 and browse to the previous Dailypad by pressing 4. When browsing from one Dailypad to another the IMP will identify the new Dailypad by announcing Dailypad, the date (without the year), TODAY, if applicable, and the number of recordings in the Dailypad, if any. If there is no recording in the Dailypad of a certain date it is not taking up any space in the database, even though it can be browsed. To browse only through the Dailypads that contain recordings, the user needs to press ESCAPE followed by either 4 or 6. MOVE, COPY and ERASE operate like in Notepad, with the additional feature that recordings can be moved or copied from any Dailypad to any Dailypad or the Notepad. After playing a recording, if the ALARM key is pressed, the recording becomes a DAY HEADER. It will be placed at the beginning of the list and be played automatically upon browsing into the Dailypad. This feature is used to alarm to user as to a certain engagement that may be conflicting other engagements.

          When a memo is moved or copied to a Dailypad it will placed at the beginning of the list, or just after the Daily headers, if any.
          Dailypads can be accessed directly and not through browsing, by pressing the ESCAPE TIME keys and entering the desired Dailypad date.

     - DIARY. The IMP's diary is a virtual structure that can be browsed minute by minute from January 1, 1950 to December 31, 2049. The keys 2 and 8 are used to browse backward and forward in any specific day, in steps ranging from one minute to 4 hours. The keys 4 and 6 are used to browse from day to day. To make a recording in Diary the user browses to the day and minute where he wants the recording to be made and, like in all other compartments, makes the recording by pressing the RECORD key. To browse the Diary through the recordings the user uses the 1 or 3 keys. The combination ESCAPE 4 or 6 is used to browse to the days where there are recordings. To avoid tedious browsing, the user can use the combination ESCAPE TIME to enter the exact date-time point where he wants to be positioned. In any date-time position the user can record several recordings. The recording can have an Alarm attached that goes off when the time arrives or at a set time before. Snooze and duration features are also available. Move and Copy of recordings in the Diary and between the Diary and the Dailypads or the Notepad is available. Erase and undo work similarly as in the other compartments.

     - REPETITION. This compartment is used to store recurring recordings of the Diary. The user can decide if the recoding is transparent so that browsing the diary will not reveal it (this is good for medication alarms) or opaque (for recurring meetings). The need for a separate compartment for recurring recordings stems from the fact that the amount of memory of the IMP is small compared to the memory available in PC and the recordings themselves are much longer, so that duplicating recordings is not an option.

     - PHONEBOOK. The Phonebook is organized in folders. Each folder has an associated keyword. The user enters the keyword to the IMP in a special recording session called TRAINING. The user is prompted to say the keyword and then to repeat it. The Phonebook can be browsed using the 4 and 6 keys to browse through the folders and the 2 and 8 keys to browse through sub-folders of each folder. When a folder is reached through browsing the IMP announces the keyword associated with this folder. The user can enter recordings to the folder and browse through them. Other operations on recordings are executed similarly as in other compartments. MOVE, COPY and ERASE operations can be executed on folders as well as recordings. To retrieve a folder the user can press the FIND key and utter its keyword.

The software implemented in the IMP, except the Voice Recognition and Voice Compression software, was developed by us. This software is not patented. The IMP uses a DSP component manufactured by DSP Group for Voice Compression and Voice Recognition.

     The IMP can communicate with a personal computer ("PC") for back-up and software update. The IMP features include:

-  Talking-Diary                                    -  Talking  Daily  Pads
-  Talking  Phonebook  with  voice  recognition     -  Move  and  Undo  commands
-  Multiple  Talking-Alarms                         -  Talking-Calendar-Clock
-  Talking-Calculator  with  advanced  functions    -  Superb audio quality
-  Special ergonomic design (form, keys & operation)

     The IMP includes a rechargeable battery pack and has a 90-minute recording memory, a carrying case, a PC connection cable and a charger.

     The IMP was launched in December 2001. It is the third model in the line of Voice Electronic Organizers developed and sold by us. The first model was launched in November 1997. It was bulkier and had only 1MB Flash memory that allowed for only 10 minutes of recording time. We sold 1,000 units of this model. In April 1998 we started shipping our second model that had the same bulky shape but 2MB Flash memory that allowed for 30 minutes of recording time. We sold 2,000 units of the second model. The IMP has a smaller form that fits better to the hand, and 4MB of Flash memory that allows for 90 minutes of recording time. However, due to its smaller format, the sound quality of the IMP is less than that of the older models. We have sold 1,000 units of the IMP to date. Of all versions of our voice organizers we have sold, about 1,300 where sold in the US, 600 in the UK, 500 in Israel, 250 in Holland, 50 in Australia, 25 in Belgium, and the rest in some 20 countries around the world, in quantities ranging from 1 to 10 per country. Most sales (over 80%) were made to distributors that specialize in selling products to the Visually Impaired. In certain countries, such as Australia and Israel, such distributors are stores or organizations that serve the blind community. Most of our distributors are selling directly to the end user. Since the release of the IMP we have offered customers using the older models of the Voice Diary line, the right to trade in their units for the newer IMP. We have attempted to sell the traded in units at a reduced price to customers in third world countries, such as India, but so far with limited success.

PLANNED  PRODUCTS
     We have developed a first prototype of the next model in the Voice Diary line. The planned product is called TOTAL and it will incorporate a cellular phone and a removable, large flash disk. These added capabilities will enable the user to make telephone conversations, send voice mail through the Internet or other voice paging services, and make long recordings (lectures, court sessions, meetings) and to edit the recordings with operations such as cut and paste. Using the flash disk, the user will be able to import from the PC or the Internet information and entertainment products, such as MP3 music and talking books. (The incorporation of a Text To Speech engine will enable the TOTAL to play text material in addition to recorded material.) Our goal in developing the TOTAL is to offer a product with communication and entertainment capabilities. We believe that there will be a much greater demand for a product with such capabilities, and with our Voice User Interface, than for the IMP, which is just a PDA. Our belief in the increased sales potential of the TOTAL as compared to the IMP is based on our observation, which we have not substantiated by any objective survey, that sales of cellular telephones and MP3 players greatly exceeds sales of PDAs.

     To develop the TOTAL we believe we will need to invest about $ 500,000. At this time we have no commitments for additional financing and there can be no assurance we will have the funds necessary to develop the TOTAL. We do not foresee any technical barrier in the development of the TOTAL. However, we know that our TOTAL will need to be approved as a cellular telephone by cellular service providers and possibly by communication authorities in the various countries such as the Federal Communication Commission in the United States. We have little experience in dealing with the granting of such approvals. We intend to use for the TOTAL cellular engines provided by major corporations that have received for their products required approvals, but we still have not contracted any such provider.

     We anticipate that the TOTAL will be sold mainly by cellular service providers with or without support from distributors of products to the blind and visually impaired.

     We also envision the adaptation of the TOTAL to serve the elderly. This model of the TOTAL, called GOLDEN, will have fewer, larger buttons for greater ease of use, and a remote monitoring feature to help program the unit by a relative or an emergency service. The reason we have for introducing the GOLDEN as a distinct product from the TOTAL is because we believe that the market of the elderly will favor a Voice User Interface and that providers of products that are designed for the general public will avoid designing a product that is tailored to the needs of a special population. We believe that this will create a business opportunity for us.

     To bring the GOLDEN to the market we will need an additional investment of $ 250,000 to the investment necessary for the introduction of the TOTAL. At this time we have no commitments for additional financing and there can be no assurance that we will have the funds necessary to develop the GOLDEN. We anticipate that the GOLDEN will be sold mainly through cellular service providers or providers of caring services for the elderly. We do not foresee any technical barrier in the development of the GOLDEN.

PLANNED  SERVICES
     If we can introduce the TOTAL, we plan to establish a service for the distribution of content to its users. Such distribution of content will be made through several means: mail (sending flash disc with the content); libraries, particularly those that serve the visually impaired, who will use PC to download such content; Internet downloads to PCs from where the content will be downloaded either by local communication or using a flash disk drive; or directly to the TOTAL using its wireless communication abilities. As part of our distribution service, we intend to operate a voice portal accessible through the Internet, from a PC and directly from the TOTAL. From the portal, users will be able to download content using their PCs or a TOTAL. The portal will not be used as a starting point for Internet browsing, but rather as a central location for obtaining voice and audio content. The portal will be designed to be accessible by the visually impaired.

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



     We intend to acquire rights for content distribution from third party organizations that have such rights. We intend to pay for such rights on a "per use" basis with no down payments. We intend to provide the content under a subscription arrangement that will require users to pay an annual fee, and a "per item" fee. Generating income from subscribers is the main reason for our plan to establish the content distribution service.

     We hope to obtain additional revenues from advertisements in our distribution channels, a percentage from the communication fees paid to the wireless communication operator, and a commission from the e-business generated through our channels. To establish a content distribution business we think that we will need an investment of $ 1 million. We do not have at this time any commitments for additional investment in the Company and there can be no assurance that we will be able to establish our content distribution service. We have not yet contacted any content provider and we do not know if our business model as to the way we can acquire content distribution rights is valid.

PLANNED  PC  MODEL
     We plan to develop a voice organizer for the PC with features similar to those of the IMP. This product will be a stand alone product but will also operate as backup and synchronization base for those users who will own an IMP or a TOTAL, enabling them to synchronize automatically their hand-held unit with the PC counterpart. To achieve this goal we will need to replace the Voice Recognition and Voice Compression engines we use today with the IMP, with engines that can operate compatibly both in the PC and in a hand-held device. We believe that the budget for the development of a first version of the PC model, first free standing and later IMP compatible, will require an investment of $100,000. With the development of the PC version will achieve several goals. This version could serve to introduce our hand held device. It could serve also as a training station and a reference model with HELP features for users of our hand held units. Finally it could become a preferred product to the general community of the PC users increasing our exposure. At first we intend to distribute the PC version for free from our web site, but later we may require some payment for it and thus we may generate an additional source of income.

POSSIBLE  PALM  PILOT  MODEL
     We may consider in the future developing a version of our PC model to work on the Palm Pilot or similar PDAs.

POSSIBLE  SALES  OF  SOFTWARE  TO  OEM
     We may consider in the future adapting our software to common cellular telephones if approached by manufacturers of such products. The reason we believe that this direction might be advantageous to us is that we may generate substantial licensing fees and royalties in such transactions.

TECHNOLOGY

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     Our  technology  consists  of  our  software and our know-how in developing
Voice PDA. We use an industry standard DSP component that comes with software for Voice Recognition and Voice Compression. We pay for this component per piece and we pay no licensing fee.

INTELLECTUAL  PROPERTY

     We have rights to a patent in Israel with respect to a Voice Organizer for the Blind. The patent contains a block diagram of a possible product but no reference to the software or actual electronic design. We currently do not own or license any other patents. We may seek patent protection on our technology where appropriate.

     We  have  a  registered  trademark  in  Israel  for  our  logo  and design.

BUSINESS  STRATEGY
     We develop and market the VOICE DIARY line of voice PDAs, including the newly released IMP, which is tailored and ergonomically designed to the needs of the visually impaired. The IMP provides the full range of personal information management, including a talking diary, phonebook, daily pads and many more advanced features.

     We plan to incorporate wireless capabilities (cell-phone or two-way messaging/e-mailing voice paging) to our platform, with a vision to expand and become the major provider of wireless mobile computing handsets and related services in the specific niche markets where we operate.

     We intend to expand to niche markets adjacent to the visually impaired market, which are likewise under-served by brand-name providers of consumer electronics and IT services, such as the fast growing market of the elderly.

     Central to our product vision is the voice user interface, an alternative paradigm to the prevailing graphic user interface ("GUI") used in conventional display-based products. The GUI is a recognized obstacle in the way for many user groups (e.g., visually impaired and the elderly) to adapt and use new technology products and services. VDI offers an approach that removes this obstacle and serves the need of many.

     Our technology consists of our ability to provide complete hardware and software systems that answer needs specifically identified by the people in the addressed niche. We do not get involved in the development of generic technology (such as voice processing engines). Instead, we implemented in the IMP and previous products, a component sold by another company that provides for Voice Recognition and Voice Compression.

     We may complement growth in our proprietary line by acquisition of companies with complementary products and services, a market presence and stable cash flow.

     We operate globally in the sense that we have offices in the United States and in Israel and have active distributors in the United States., United Kingdom, Holland, Australia and Israel. We may seek to raise money in the United States and seek strategic partners in Europe. Of our accumulated sales of

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



approximately $622,000, 40% were achieved in the United States, 30% in the United Kingdom, 15% in Israel, and the balance in other countries.

     We manufacture our products mainly through subcontractors that provide electronic assembly and mechanical assembly work, including packaging. There are many subcontractors who can qualify for the production of the IMP.

     We market our products and services to distributors who mostly sell our products directly to the end user.

     We conduct our research and development activity by a team of trained, experienced and devoted software and hardware engineers, operating at our subsidiary, VDL, based in Israel. During the three year and six month period ended June 30, 2002, and from inception (October 1, 1993) to June 30, 2002, we spent an aggregate of $464,997 and $1,079,833, respectively, on research and development.

INDUSTRY  ANALYSIS

     We operate in two industries: the PDA industry and the industry of assistive technology that provides technology-based products and services to disabled people.

     Several trends that we have observed in the PDA industry affect our strategy. First, cellular telephones are now embedding PDA features. Second, several large technology corporations, such as Siemens, offer complete cellular telephones engines, in small formats, with no user interface or package, to be embedded in OEM products. Third, consumer electronic products make an increasing use of Graphic User Interface. The first two trends direct us and will enable us to develop the TOTAL. The third trend indicates to us that there is an opportunity for our products in the market of the visually impaired as this population cannot make use of products with a Graphic User Interface, and our products employ a Voice User Interface.

     The assistive technology industry is spurred in the United States by the Americans with Disabilities Act (the "ADA"). This legislation is a conscious attempt to make technology accessible to people who cannot use mainstream products because of personal handicaps. Thus, the assistive technology industry fills a social need to bring the disabled into the mainstream and integrate them into productive life. For this reason the purchasing of assistive technology products like the IMP is subsidized by governments and charity organizations all around the world. We are making use of this approach by bringing to the attention of the administration the availability of its products and it usefulness to the visually impaired.

COMPETITION
     We believe that we have only one direct competitor, a French company named Parrot SA. This company already offers several generations of competitive PDAs for the blind and visually impaired and we believe that this company currently has an approximately 90% market share.

     We believe that the advantages of Parrot's product, called Voice Mate, are that it can use 400 voice recognizable keywords, compared to 127 with the IMP, and such keywords can be linked to diary entries and not only to Phonebook entries. Also, some users believe that the Voice Recognition of the Voice Mate is better than the IMP. The Voice Mate allows for periodic repetition recordings, for example every second Tuesday, which the IMP does not. The Voice Mate Can turn on quicker than the IMP if you lock the on key of the IMP or if the IMP is in its DEEP SLEEP mode, which is used for energy saving. The IMP uses rechargeable batteries and needs to be charged every other day even if not used at all, to keep it working. The Voice Mate uses regular batteries that last between two weeks and two months depending on use. Many users seem to prefer the Voice Mate for this reason. The Voice Mate supports all the major European languages (for prompts) and the user does not need to download a new language version to move from one language to the other. The IMP supports only English, Hebrew, Cantonese and Hungarian, and the user needs to download the language prompts.

     We believe that the IMP has significant advantages over the Voice Mate. The sound of the IMP is louder and clearer. Its shape is smaller and more ergonomic. It uses a standard connector to the earphone. The IMP is more robust. The Voice Mate has parts (like the screen and the batteries compartments doors) that more easily get broken. In the Phonebook folders of the IMP a user can store many entries in free format while the Voice Mate allows only for Phone numbers in a rigid order (home, work, etc.). A user can undo erase operations with the IMP. The IMP has a back up battery for the clock which the Voice Mate does not. IMP's communication with the PC seems to be less "temperamental", to quote a user's observation. The Voice Mate does not have a Dailypad system and you can not browse the Diary to find the place to make a recording. Rather, you make a recording and insert its date and time. The Company has various non-direct competitors, such as companies which market digital voice event recorders. In addition, companies like Philips, Hewlett-Packard, Casio, Compaq and others have added voice recording capability to their products, but they remain text and graphic machines and therefore inappropriate for people with sight problems.

     We believe that the disabled market in general and the blind and visually impaired market in particular, are unattractive markets for large companies like Palm or Nokia because the market is small and products need special design. However, there can be no assurance that other companies, with greater resources than VDI, may not enter the market.

     Nokia recently introduced a Voice User Interface on its 9290 cellular telephone. The software is called TALX and is provided by a third party manufacturer. The price of this unit is about three times the price of the IMP. Because of this reason and reasons of ease of use, we believe that this product does not pose a threat to the IMP. We further believe that our concept of building the TOTAL with a VUI software that is designed from the beginning for the visually impaired will prove more user friendly than the approach of the TALX that is built around the basically GUI approach of the standard PC software.

THE  MARKET
     We estimate that the potential market for our product to be 25 million blind and visually impaired people in the developed world. Additionally there is a possibility of sales to people in Third World countries of refurbished products. We are planning to perform further market research in the second half of 2003 to learn in detail the market potential and most desirable operating specifications for our new products.

     We believe that the market for our products is continually growing, mainly due to advances in medical treatment that prolong life expectancy. In the United States, the baby boomer generation is now entering the age group targeted by us. Thus, the market potential for our devices is expected to grow.

     It is now a major concern worldwide to make sure that the IT revolution will not increase the gap between the able and the disabled. Many countries have enacted legislation aimed at this concern. The purchase of products for the disabled is often partly supported by public grants. In addition, in some cases there is an obligation on the part of an employer to buy any assistive technology product that can assist a disabled person to do a job. This practice is especially implemented in government offices. The U.S. government runs an Access to Work program, which may pay for special aids that are shown to be justified. Aids for the disabled are also sometimes tax deductible. An important recent move is President Bush's "New Freedom Initiative" that includes:
     - Increased budgets for developing and implementing assistive technologies.
     - Increased funding for the IDEA, a program that helps students with disabilities.
     - Aid to states to guarantee low-interest loans for people with disabilities to buy computers and other equipment enabling them to work from home.
     - Providing resources to promote ADA compliance and to help small businesses hire people with disabilities.

     Many of the users of Voice Diary received financial support for their purchase.

     In Western Europe and Japan, public help to people with disabilities for purchasing products is similar to that in the United States. Furthermore, social assistance, reimbursement policies and awareness of the disabled are far more developed, in particular in the Scandinavian and other northern European countries, as well as in Spain (an historic remnant of the multitude of crippled survivors of the Spanish Civil War in the 1930s). In such locations assistive technology can be financed via insurance or social welfare or health legislation.

DISTRIBUTION  CHANNELS

     The blind and visually impaired market is characterized by the close relationship between users, including distributors who are often themselves blind.

     Direct sales activity is done through local distributors, assisted by our personnel. We have active distributors, operating with us for many years. We do not sign distribution agreements with our distributors. However, we have promised them that we will not to nominate another distributor in their territories as long as they have inventory of our product. Distributors generally pay at least one third of any order before shipment and the balance in one or two payments 3 months apart. We do not have any price protection arrangements. We give a one year warrantee on our products.

In the United States we use a single distributor, New York-based Independent Living Aids ("ILA"), which is one of the larger U.S. catalog distributors for the blind and visually impaired. ILA also provides us with office space.

     Some of our distributors are specialized catalog sellers, providing the blind and visually impaired with the special products they need, otherwise not available through regular retail outlets.

     We conduct marketing activity to raise customer awareness, education, promotion, advertisement and public relations through various channels, such as:

     - The large number of national and regional organizations and associations for the blind and visually impaired in the United States, Europe and elsewhere. Practically every blind person, especially in the United States, is associated in at least one of these organizations.
     -    State  and  federal  agencies  for  the  blind  and visually impaired.
     -    Special  clinics  that  treat  vision  impairments.
     - Exhibitions. There are numerous exhibitions worldwide for the disabled in general, and for the blind and visually impaired in particular. In the United States, for example, there are some four to six annual nation-wide exhibitions, two to four regional exhibitions and many local ones. The organizers are generally the various dedicated organizations.
     - Research institutes and universities that provide programs on disabilities.
     - Radio programs. Radio is an especially powerful means for blind and visually impaired.
     - Publications. Of special interest are the popular and proliferating large font issues of publications, like the Readers Digest. Advertising in such publications will afford access not only to the blind and visually impaired, but also to elderly people.
     - Word of Mouth. This is very important in the market of the blind and visually impaired since such people tend to communicate very strongly among themselves.

SALES

     Due to their physical challenges, the blind and visually impaired need special products to assist them in their lives, such as calendars, clocks and watches, temperature measuring devices, scales, computers, browsers, Braille displays, and other products. Since such products are not available through regular retail outlets, special marketing channels exist that distribute products to this market. These include catalog companies and stores. The catalog companies usually sell low end products like canes and watches, while the stores usually sell high-end products such as computer systems.

     We will try to cooperate strategically with large corporations that specialize in this field and whose sales forces sell expensive equipment on a head-to-head basis. We believe that it would be advantageous for both sides to add our family of products to the product line of such large corporations.

     We will also consider the option of direct sales through the Internet. One of the main considerations in this regard is to avoid competing with local distributors.

     Notwithstanding distributors' operations, software upgrades will be made available to end-customers directly through the Internet.

     Selling through renowned retail outlets could promote widespread distribution. However, this option will be chosen only if the deal with such outlets permits a high enough margin for us, and there are no conditions which could lead to financially harmful outcomes (such as maintaining high stocks in stores).

     We plan to sell the TOTAL and GOLDEN devices by cellular service providers with or without the support of the traditional distributors to the blind and visually impaired. The markup of cell phones by the service providers is usually negligible, as their main income is from the service. As such service providers are constantly seeking more customers, the TOTAL will give them an added value of a specific niche market. Cellular service providers usually provide installment plans to their customers to finance purchased products.

     We intend to remain in touch with end-users in order to provide the software upgrades (a new concept in the cell phone industry) as well as various specific content.

     For the GOLDEN, we plan to use different distribution channels, specialized in the elderly market.

     We are also considering a paging functionality for the TOTAL, mainly as a voice e-mail service, taking advantage of the big success of two-way messaging / e-mailing products.

ENVIRONMENTAL  COMPLIANCE
     We do not anticipate that we will become subject to environmental laws and regulations since we do not intend to conduct manufacturing operations.

BACKLOG  AND  SEASONALITY
     We generally do not have any backlog of unfilled orders. We do not believe that our business will be seasonal.

MANUFACTURING  OPERATIONS
     We manufacture the IMP in Israel through subcontractors controlled from the operations office of VDL in Yoqneam, Israel. Because the development of the IMP was supported by grants provided by the State of Israel, we are required by law to manufacture the IMP in Israel. We believe that the TOTAL and the GOLDEN, as well as any model designed based on them, will be free from such restrictions. However, we plan that because of our presence in Israel we will continue to manufacture our future products there, as long as the quantities manufactured will be less than 10,000 per batch.

     We are presently manufacturing 2,200 units in runs of 550 units each. The first run is due to be ready for distribution before the end of December 2002. The manufacturing of the 2,200 units is done by Reshef Technologies Ltd ("Reshef"). Each future run will start only after we pay for the previous run and after we initiate its start. We have no commitment to complete the manufacturing of the additional 1,650 units. We do plan to do so in 2003.

     Reshef holds an inventory of most of the components necessary for the production of the 2,200 units plus approximately 14,000 pieces of two main components of the IMP that have become obsolete. Thus, we will not be able to manufacture more than 14,000 IMP units in addition to the 2,200 we plan to manufacture in 2003. We have no commitment to purchase the components from Reshef and Reshef has no commitment to provide us with these components. In the design of the TOTAL and its derivative the GOLDEN, the obsolete components will not be used.

     Reshef is a subsidiary of Aryt Industries Ltd., who was a major shareholder in VDL until June 2002. VDI became the major shareholder of VDL after it purchased Aryt's share in VDL. Prior to this transaction, existing loans that Aryt gave to VDL were replaced by an agreement of VDL to pay Aryt royalties on its sales. More information on the history of the relations between VDL, Aryt and Reshef, is provided in the Management Discussion and Analysis, Background section below.

ITEM  2.     FINANCIAL  INFORMATION.

     The selected financial data presented below has been derived from our audited financial statements for the six months ended June 30, 2002 and for the years ended December 31, 2001, 2000, 1999, 1998 and 1997 and our unaudited financial statements for the six months ended June 30, 2001. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes included elsewhere herein.



Selected  Financial  Data:
                                                      Six months ended                    Year ended December 31
                                                    --------------------                  ----------------------
                                                          June 30
                                                          -------
                                                       2002       2001       2001        2000      1999       1998       1997
                                                     -------   ----------------------------------------------------------------
                                                               Unaudited
                                                               ---------
Statement of Operations Data:
------------------------------
Revenues                                             $15,992     $1,584   $109,963     $5,778    $143,367   $207,771    $100,082
--------                                            ---------   --------  ---------  ---------  ---------   --------    --------
Costs and operating expenses:
Cost of revenues                                      30,653          0     81,036     19,062     115,719    181,798      84,219
Research and development expenses                    107,720     51,528    174,116     79,700     103,461    153,833     251,934
Marketing, general and administrative expenses       156,397     31,580     86,978    135,831     233,797     98,577     192,362
                                                    ---------   --------  ---------  ---------  ---------   --------    --------
Total costs and operating expenses                   294,770     83,108    342,130    234,593     452,977    434,208     528,515
----------------------------------                  ---------   --------  ---------  ---------  ---------   --------    --------
Operating loss                                      (278,778)   (81,524)  (232,167)  (228,815)   (309,610)  (226,437)   (428,433)
--------------
Financial expenses (income), net                     130,474     (5,346)    (1,079)   117,542      50,365     25,777       8,103
Other income, net                                          0          0          0      1,757           0          0           0
                                                    ---------   --------  ---------  ---------  ---------  ---------   ---------
Net loss                                           $(409,252)  $(76,178) $(231,088) $(344,600)  $(359,975) $(252,214)  $(436,536)
                                                    =========   ========  =========  =========  =========  =========   =========
Net loss per share - basic                            $(0.64)    $(0.12)    $(0.36)    $(1.76)     $(2.98)    $(3.86)    $(17.40)
                                                    =========   ========  =========  =========  =========  =========   =========
Number of shares used in computing loss per share    637,263    637,263    637,263     195,951    120,728     65,417      25,089
                                                    =========   ========  =========  =========  =========  =========   =========
Balance Sheet Data:
------------------

Cash and cash equivalents                            $39,836              $117,805     $8,097     $2,167           0     $10,253
                                                    =========             ========  =========  =========   =========   =========
Working capital (deficiency)                       $(260,960)            $(606,875) $(454,011) $(328,165)   $(6,386)   $(205,474)
                                                    =========             ========  =========  =========   =========   =========
Total assets                                        $119,827              $224,742    $16,318    $66,528    $196,092    $287,639
                                                    =========             ========  =========  =========   =========   =========
Long - term debt from banks                          $75,699              $108,443    $22,742    $25,568      $5,100           0
                                                    =========             ========  =========  =========   =========   =========
Total shareholders equity (deficiency)             $(302,012)            $(705,475) $(469,388) $(332,816)    $22,370   $(148,140)
                                                    =========             ========  =========  =========   =========   =========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

          We were incorporated in the state of Delaware on February 26, 2002. In June and July 2002 we acquired approximately 99.4% of the outstanding shares of Voice Diary Ltd., an Israeli corporation ("VDL"), through a purchase of shares from the former controlling stockholder of VDL and an exchange of shares of VDI with former stockholders of VDL. The balance of 0.6% of the outstanding shares of VDL are held by an ex-employee, the wife of an ex-employee and three investors. All were offered the opportunity to swap their shares for shares of VDI but declined or did not respond to the offer.

     Under generally accepted accounting principles the purchase and exchange transactions were accounted for as a reorganization under common control and accordingly, the financial statements represent the consolidated financial position, operating results and cash flows of the Company and the subsidiary for all periods from inception of the subsidiary. VDL began operations in October 1993 and has been in the development stage. (Unless otherwise indicated, references to the Company herein include VDL.)

     Incorporating VDI in the United States was a move designed to serve several purposes. First, we believe that we stand a better chance to raise money to finance our next development stage in the United States if we operate as a domestic company with local offices and officers. Second, the United States is our largest market and we wish to be close to it and devote sufficient management attention to expand our share in it. Finally, we will be looking at local business opportunities (in the form of Mergers & Acquisitions) that can strengthen our position in the Blind and Visually Impaired market.

     We are developing and marketing a line of personal digital assistants ("PDAs") which have a voice user interface and provide to the user a full range of personal information management, including a talking diary, telephone book, daily pad and other advanced features. The voice user interface enables the visually impaired to use PDA technology by removing obstacles to use inherent in conventional display-based products.

     From its inception VDL used three sources of funding: investments made by shareholders and third parties in shares and shareholders loans; grants for R&D made by the Office of the Chief Scientist of the Ministry of Industry and Trade in Israel; and revenues from product sales. From investors VDL received about $1.6 million (not including stock-based compensation); from the Chief Scientist VDL received about $0.7 million; and from sales VDL received about $0.62 million. All of the funds from the Chief Scientist and about $0.8 million from investors were received during the years 1993-1998. VDL started marketing in November 1997 and accumulated during the period from November 1997 to March 1999 revenues from sales of about $0.45 million. From March 1999 to June 2001 VDL had sales of $5,000 only due to lack of inventory and the financial crisis that prevented any marketing activity or manufacturing. In January 2000 VDL began a relationship with Aryt (see below) which culminated in Aryt providing the Company from January 2000 to March 2002 with loans aggregating approximately $

0.65 million. In December 2001 VDL renewed its manufacturing and marketing activities and from that date until June 2002 we had revenues from sales of about $126,000. We have an agreement with Reshef, a subsidiary of Aryt, which provides for most of the components needed for the manufacturing of 2,200 IMP units. We have additional income from outsourcing several of our employees. We also have received since July 2002 loans from a group of investors with whom the Company may do an acquisition transaction if our Class A Common Stock becomes quoted on the OTC Bulletin Board.

     Looking forward to year 2003 we have identified certain major risks. The first risk is that our attempt to get our stock quoted on the OTC Bulletin Board will fail and further investment as well as a possible acquisition from our new investment group will not be forthcoming. Another risk is that we will fail to raise a substantial investment that will permit us to bring to the market the next generation of our products, including the TOTAL and the GOLDEN. Still another risk is that some other company, likely with more financial resources than us, will market a product that will render the IMP and even the TOTAL, obsolete.

Critical  Accounting  Policies

Stock-based  compensation
     VDL accounts for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and the FASB interpretations thereof. Pursuant to those accounting pronouncements, VDL records compensation for share options granted to employees at the date of grant based on the difference between the exercise price of the options and the market value of the underlying shares at that date. Due to the terms of the grants, the fair value of the compensation in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" approximates the values computed in accordance with APB No. 25. VDL accounts for stock-based compensation to non-employees in accordance with SFAS No. 123.

     Under both accounting pronouncements, as part of the necessary computations, management is required to estimate the fair value of the underlying shares. Fair value has generally been determined by management as the price at which the Company's shares were issued at the most recent prior placement of the Company's common stock. The timing of the grant and measurement of stock-based awards could have a material effect on the Company's results of operations and financial position.

Revenue  recognition
     The Company is developing a line of products based on personal digital assistant technology. The Company's revenues currently derive solely from a low volume of consumer product sales at standard terms which are recognized, in accordance with generally accepted accounting principles, upon shipment of its products to the customer provided that persuasive evidence of an arrangement exists, title has transferred, the price is fixed, collection of resulting receivables is probable and there are no remaining significant obligations.

Future results of operations may be affected by the nature of the products that may be developed and marketed in the future by the Company and by the terms to be included in the sales agreements. Such matters may have a significant impact on the timing of the Company's revenue recognition at each reporting date.

Development  stage  enterprise  and  going  concern  issue
     The Company is in the development stage and has not generated significant revenues. The Company's financial statements have been prepared assuming that it will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit at June 30, 2002 of $2,325,605 and a working capital deficit at June 30, 2002 of $260,960 that raise substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon the successful completion of the Company's development program and, ultimately, the attainment of profitable operations which are contingent upon future events, including maintaining adequate financing to fulfill its development activities, and achieving a level of sales adequate to support the Company's expense structure. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Background
     From our inception until 1999, we were financed by an aggregate of approximately $780,000 in equity investments made by a group of investors. During this period we also received about $639,000 in grants for its R&D program from The Chief Scientist of the Ministry of Industry and Trade of Israel ("the Chief Scientist"). In return for the grants, VDL is required to pay royalties to the Chief Scientist equaling 3.5% of sales until an amount equal to the grant has been paid. VDL also received an aggregate of approximately $60,000 in unconditional grants from the Fund for the Encouragement of Export (the "Marketing Fund"). See Note 8 to the Company's Consolidated Financial Statements for information concerning disputes between VDL and the Chief Scientist and the payback of part of the Marketing Fund grant.

     Towards the end of the first quarter of 1999 we were in a financial crisis that necessitated in the dismissal of all our employees. The reason for the financial crisis was that our Founder and former President decided to leave the company on September 1998 and made what we considered to be unreasonable demands for severance and other payments. His claims were settled in court in mid 1999, but before the court settlement was reached the former President blamed us for misconduct in our dealings with the Office of the Chief Scientist. This caused all grants from the Chief Scientist to stop and made investors reluctant to continue investing in the Company. The dispute with the Chief Scientist has not yet been settled. The Chief Scientist's demand is that we pay back about $40,000 of the grants we received in 1998. We claim that this demand is unjustified and that actually the Chief Scientist owes us money under our 1998 undertaking.

     During 1999 and 2000 VDL managed to survive through the collaboration of its ex-employees and subcontractors that helped in preserving the Company's knowledge and in the development of a new model in its series of PDAs, the Voice

Diary IMP ("IMP"). VDL issued warrants to purchase VDL stock to its ex-employees and subcontractors as payment for their support.

     In the beginning of 2000 VDL entered into a subcontracting agreement with Aryt Industries Ltd. ("Aryt") for the manufacturing of the IMP, through Aryt's subsidiary, Reshef Technologies Ltd. ("Reshef"), with Reshef providing a credit line of $150,000 to cover manufacturing costs. Under this agreement, VDL sold to Reshef VDL's entire inventory of components at its full value of about $40,000. This amount was deducted from the cost of revenues. In the beginning of 2002 the credit line was replaced by a subcontracting agreement under which Aryt undertook to cover the costs of components and manufacturing of the IMP, up to an amount of $425,000. In June 2002 the subcontracting agreement was terminated and a manufacturing understanding was reached with Reshef under which Reshef will manufacture for VDL 2,200 IMP units in batches of 550 and VDL will pay for each batch upon receipt. The price per unit is approximately $45.

     During 2000 and 2001, Aryt provided VDL with a loan of $ 350,000 to cover R&D costs required to finish the development and engineering of the IMP. In the first quarter of 2002 the loan was increased to $650,000. For its financial accommodations to VDL, VDL issued to Aryt an aggregate of 3,471,652 shares of common stock of VDL.

     In June 2002, Aryt and VDI agreed, in connection with our acquisition of VDL, that all of Aryt's shares of VDL be transferred to VDI for $1.00 and the loans and all other debts payable by VDL to Aryt and Reshef be extinguished. In return, VDL agreed to pay Aryt on a quarterly basis, royalties on VDL sales up to an aggregate amount of $751,000. The royalty rate will be 10% of sales for 3 years or until the payment by VDL of an aggregate of $250,000; thereafter, 6% of sales for two years or until the payment by VDL of an aggregate of $500,000; and thereafter 1% of sales for two more years or until the payment by VDL of an aggregate of $751,000.

Results  of  Operations

Six  Months  Ended  June  30,  2002  Compared to Six  Months Ended June 30, 2001
     Our revenues increased by approximately $14,400 in the six months ended June 30, 2002 ("SA 2002") over the six months ended June 30, 2001 (ASA 2001") due to the continued sales of the IMP that commenced in December 2001. Our revenues in SA 2001 were derived primarily from the provision of services.

     The gross loss as a percentage of sales was approximately (92%) in SA 2002 as compared to a gross loss as a percentage of sales of approximately (100%) in SA 2001. The decrease in SA 2002 was due to an increase in operating expenses due to the commencement of sales of the IMP.

     Research and development expenses increased by approximately $56,200 (approximately 110%) in SA 2002 over SA 2001 primarily due to expenses incurred in further developing the software of the IMP and the development of the first prototype of the Total.

     Marketing, general and administrative expenses increased by approximately $124,800 (approximately 395%) in SA 2002 compared to the previous year primarily due to additional operating expenses (primarily salaries and marketing costs) as a result of the commencement of sales of the IMP.

     In SA 2002 we had net financial expenses of approximately $130,474 as compared to net financial income of $5,346 in SA 2001. The increase in net financial expenses in SA 2002 was due to non-cash expenses incurred in connection with obtaining a credit line.

     Our net loss in SA 2002 increased by approximately $333,000 (approximately 437%) from SA 2001. The increase was primarily due the increased operating expenses following the introduction of the IMP.



Fiscal  Year  2001  Compared  to  Fiscal  Year  2000
     Our revenues increased by approximately $104,200 (approximately 1,703%) in the fiscal year ended December 31, 2001 (AFY 2001") over the fiscal year ended December 31, 2000 (AFY 2000") due to the commencement of sales of the IMP in December 2001.

     The gross profit as a percentage of sales was approximately 26% in FY 2001 as compared to a gross loss as a percentage of sales of approximately 29% in FY 2000. The increase in FY 2001 was due to a reduction in component costs and increased sales in FY 2001.

     Research and development expenses increased by approximately $94,400 (approximately 118%) in FY 2001 over FY 2000 primarily due to expenses incurred in developing the IMP.

     Marketing, general and administrative expenses decreased by approximately $48,900 (approximately 36%) in FY 2001 compared to the previous year primarily due to the fact that FY 2000 expenses include non-cash expenses (relating to the issuance of warrants to employees and subcontractors). Marketing expenses in the fiscal year ending December 31, 2002 are anticipated to increase as the IMP marketing plan is implemented.

     In FY 2001 we had net financial income of approximately $1,100 as compared to net financial expenses of $117,542 in FY 2000. The decrease in net financial expenses in FY 2001 was due to changes in the exchange rate in United States dollars for Israeli new shekels.

     Our net loss in FY 2001 decreased by approximately $113,500 (approximately 33%) from FY 2000. The decrease was primarily due to an increase in revenues and decreased net financial expenses.

Fiscal  Year  2000  Compared  to  Fiscal  Year  1999
     Our revenues decreased by approximately $138,000 (approximately 96%) in FY compared to the fiscal year ended December 31, 1999 ("FY 1999") due to a decrease of sales of the Voice Diary 2MB model, as a result of the decrease in marketing activity and the lack of inventory.

     The gross loss as a percentage of sales was approximately 42% in FY 2000 as compared to a gross profit as a percentage of sales of approximately 19% in FY 1999. The gross loss in FY 2000 was primarily due to a reduction in sales. Research and development expenses decreased by approximately $23,500 (approximately 23%) in FY 2000 as compared to FY 1999 due to the reduction in our activity in FY 2000. Most of the R&D expenses in FY 2000 were non-cash expenses, partly for issuance of warrants to non-employees and partly for the recording of a provision due to a demand for repayment made by the Chief Scientist.

     Marketing, general and administrative expenses decreased by approximately $98,000 (approximately 42%) in FY 2000 compared to the previous year primarily due to the decrease in our activity. In both years most expenses are non-cash expenses (relating to the issuance of warrants to employees and subcontractors).

     In FY 2000 we had net financial expenses of approximately $117,500 as compared to net financial expenses of $50,000 in FY 1999. The increase in net financial expenses in FY 2000 was due to non-cash compensation (the issuance of warrants to employees and subcontractors).

     Our net loss in FY 2000 decreased by approximately $15,300 (approximately 4%) from FY 1999 due to the decrease in operating expenses.


Liquidity
     We have limited financial resources to continue our operations. Ultimately, our ability to continue as a going concern will depend upon our ability to achieve and maintain profitability in the sale of our products. our independent certified public accountants, stated in its report on our financial statements as of June 30, 2002, December 31, 2001 and December 31, 2000 and for certain periods then ended, that our recurring losses from operations, negative working capital and shareholders' deficiency raise substantial doubt about our ability to continue as a going concern.

     We had a deficit in working capital of $261,000 as of June 30, 2002. We plan to meet our obligations by entering into installment arrangements, by arrangements deferring payments until future financing is obtained or by settlements with creditors.

     Our need to finance the manufacturing of IMP units is met mostly by the arrangement we made with Reshef in June 2002. We have an arrangement with our distributors that payments for shipments are made in two or three equal installments, with the first being made in advance and other installments made 3 months apart. This arrangement will enable us to pay for manufacturing.

     Since our disengagement from Aryt has severed our main source of financing in recent years, we have taken several steps to reduce expenses. We have reduced the number of our employees from 10 to 4 and we have contracted 2 of our employees to another company. We estimate that our operating expenses over the next twelve months will be approximately $200,000. This assumes that we will make no major investments in developing the next model in the Voice Diary line or in expanding our marketing outside Israel. The development of such model would require a budget of approximately $500,000.

     Since July 1, 2002 we have obtained an aggregate of about $65,000 (of which $30,000 was received after the date of our auditor`s report on the Financial Statements) in bridge loan financing from an Israeli company called Nir Or Israel Ltd ("Nir Or") which is a developer and manufacturer of electronic systems for defense applications. The loan is provided under an oral agreement with the lenders. The terms of the loan were established after the date of our auditor`s report on the Financial Statements and they are: if our Class A Common Shares become quoted on the OTC BB the lenders will have the right to receive 5% of the outstanding Class A shares for every $100,000 in principal amount of the loan, at no cost and the loan will be payable in an amount equal to 3% of the sales of VDI, without interest, over a period of 5 years. If the Class A Common Shares do not become quoted in the OTC BB, the loan will be payable after 12 months with interest equal to the Israeli Prime Rate plus 1.5 per annum.

     We also negotiate with Nir Or with respect to an acquisition by us through a share swap of two small Israeli companies. The acquisition is expected to be for an issuance by us to the shareholders of the two companies of approximately 75% of our Class A Common Shares. The negotiations will be advanced only if and after our Class A Common Shares become quoted on the OTC BB. We expect that the acquisition will increase our asset, equity and debt.

     On October 1, 2002, after we started receiving loans from Nir Or, Mr. Arie Hinkis, a director and Chief Executive Officer of our company also became the Chief Financial Officer of Nir Or. For his services to Nir Or our company is paid approximately $4,800 a month.

     We are committed to pay royalties on sales of the IMP to two parties at the following annual rates: The Chief Scientist - 3.5%; Aryt - 10% for 3 years, 6% for additional 2 years and 1% for additional 2 years. Also, the bridge loan we received from Nir Or is payable based upon a percentage of the sales of VDI. These commitments place a heavy burden on the Company's cash flow.

Capital  Resources
     As of the date of this registration statement we have no material commitments for capital expenditures. However, we do have significant debt service and royalty commitments, as discussed herein. To meet these obligations, to finance our negative cash flow from operations and to provide for possible capital expenditures to develop new models in the Voice Diary line, we will seek to raise money through the sale of our equity in private or public transactions.

     In August 2001 we received a loan in the amount of approximately $102,000 from the Bank for the Development of Industry in Israel Ltd. ("BDII"). The loan is payable in 36 equal monthly payments of $2,800 starting in September 2002.

The loan bears interest at the rate of LIBOR plus 2% per annum paid monthly. BDII holds a lien on substantially all the assets of the Company. We are in default on a partial payment.

     In August 2001 we received a loan from United Mizrahi Bank Ltd. The balance of the loan as of August 31, 2002 is about $8,400. The loan is payable in 6 equal monthly payments of $ 1,400 each. The loan bears interest at the Israeli Prime Interest Rate plus 1.5% per annum. The loan is partially secured by a deposit in the amount of $4,200. The Israeli Prime Interest Rate is decided from time to time by the Bank of Israel. As of December 16, 2002 the rate was 9.6% per annum.

     In February 2001 we reached a settlement with Israel Discount Bank Ltd ("IDB"). The settlement finalized a law suit filed by IDB on a debt of about $22,000 that we were in default of payment. Under this settlement we still have to pay monthly principal payments of $420 during 2002, monthly principal payments of $630 during 2003 and a final principal amount of $840 in January 2004. Interest will be paid with the final principal payment in January 2004. The loan is not secured.

     Our monthly operating budget provides for cash expenditures of $30,000 per month (including approximately $5,000 in debt service payments. We project that for the year 2002 we will generate approximately $70,000 from sales of the IMP and $50,000 from sales of engineering and consulting services.


Disclosures  About  Contractual  Obligations  as  of  June  30,  2002

                                 ------------ Payments Due by Period ---------------
Contractual                      Less than
Obligations         Total          1 Year    1-3 Years    4-5 Years    After 5 Years

Long-Term  Debt    $129,365      $--         $129,365     $--          $--
Operating  Losses  $118,900      $--         $78,000      $40,900      $--
Royalties  (1)     $751,000      $--         $250,000     $250,000     $251,000
Purchase
Commitment         $25,000       $25,000     $--          $--          $--

(1)     Based  on  sales  volume.  See  "Background"  above.


QUANTITATIVE  AND  QUALITATIVE  DISCLOSURES  ABOUT  MARKET  RISK

     We are exposed to market risk from changes in interest rates and foreign currency exchange rates which may adversely affect its results of operations and financial condition. Our policy is not to use financial instruments for trading purposes or other speculative purposes. We do not use any derivative contracts or other financial instruments to manage risk.

     We are exposed to foreign exchange risk to the extent of adverse fluctuations in the U.S. dollar. Based on historical U.S. currency movement, we do not believe that reasonably possible near-term changes in the U.S. dollar of 10% will result in a material effect on our future earnings, financial position or cash flows.

     We are exposed to financial risks resulting from changes in the exchange rate between the U.S. dollar and the Israeli new shekel, changes in the prime interest rate in Israel and changes in the London Interbank Offered Rate ("LIBOR"). About 85% of our revenues are received in U.S. dollars. About 75% of our debt is linked to the U.S. dollar exchange rate and bears interest based on LIBOR. Most of our expenses (other than salaries) are linked to the U.S. dollar exchange rate. The effect of currency exchange rate fluctuations on our financial results are included in financial expenses (income) net.
     The following table provides information about our debt obligations which are sensitive to changes in interest rates at June 30, 2002. The information is the principal cash flows and weighted interest rates by expected maturity dates.


<BTB>

LONG-TERM DEBT (IN U.S. DOLLARS)
                                                  2002           2003           2004            2005
                                          ------------   ------------   ------------    ------------
       Variable rate (in U.S. dollars)          12,717         33,845         33,845          19,742
                        Interest  rate    LIBOR  +  2%   LIBOR  +  2%   LIBOR  +  2%    LIBOR  +  2%

   Fixed rate (in new Israeli shekels)           7,494         12,077
                        Interest rate*         IP+1.5%        IP+1.5%

Variable rate (in new Israeli shekels)           1,719          7,926
                         Interest rate            6.85           6.85
                                          ------------   ------------   ------------    ------------
                                                21,930         53,848         33,845          19,742
                                          ============   ============   ============    ============


*IP-Israel Prime Interest Rate set from time to time by the Bank of Israel. On June 30, 2002 the IP was 10.6% per annum and as of December 16, 2002 the rate was 9.6% per annum.


ITEM  3.     PROPERTIES.

     We lease approximately 400 square feet of office space in the Shaar Yoqneam Industrial Park, Yoqneam, Israel for approximately $350 per month in rent. The original term of the lease has expired and we intend to negotiate a new lease for the premises.

     Under oral arrangements with a contractor and distributor, respectively, we are provided marketing offices in Rosh Aayein, Israel and Jericho, New York on a rent-free basis. Such arrangements may be terminated immediately at any time.


ITEM  4.     SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL OWNERS AND MANAGEMENT.

     The following table sets forth as of December 7, 2002 certain information with respect to the amount and nature of beneficial ownership of the Company's Class A Common Stock, par value $.01 per share ("Class A Stock") held by: (i) each person known to us to be a beneficial owner of more than 5% of the Company's outstanding Class A Stock and (ii) the sole director and executive officer of the Company.



NAME  AND  ADDRESS  OF
BENEFICIAL  OWNER  (1)               NUMBER  OF  SHARES       PERCENT  (2)

Arie  Hinkis                         684,011(3)               88.4%


Seed  Money  Holding
  Limited  Partnership               421,607                  66.4%


Robogroup  T.E.K.  Ltd.              126,154                  19.9%

Directors  and  Executive  Officers
As  a  group  (1  person)            684,011(3)               88.4%
-----------------------------------------------


     (1)  The  business  address  for  each person named is c/o Voice Diary Inc.

     (2) Calculated pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by a person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. We believe that each individual or entity named has sole investment and voting power with respect to the shares of Common Stock indicated as beneficially owned by them (subject to community property laws where applicable) and except where otherwise noted.

     (3) Includes 421,607 shares of Class A Common Stock owned by Seed Money Holding (Voice Diary) Limited Partnership, of which Mr. Hinkis is the sole general partner, and an aggregate of 200,483 shares of Class A Common Stock which may be issued to Mr. Hinkis upon conversion of an aggregate of 2,400 shares of Class B Common Stock, par value $.01 per share ("Class B Stock") held by Mr. Hinkis.


ITEM  5.     DIRECTORS  AND  EXECUTIVE  OFFICERS.

     The following table sets forth certain information concerning the Company's sole director and executive officer as of December 7, 2002.

NAME                    AGE          POSITION  WITH  COMPANY

Arie  Hinkis            54           President,  Chief  Executive  Officer and
                                     Director

     Mr. Hinkis has been Chief Executive Officer of VDL since January 1997 and was elected Chief Executive Officer and a Director of the Company in February 2002.

     Directors serve in their respective capacities for a term of one year or until their successors are duly elected and qualified. The executive officers are appointed by and serve at the will of the board of directors to serve until the earlier of their resignation or removal with or without cause by the board of directors.

     There are no family relationships between any two or more directors or executive officers. There are no arrangements or understandings between any two or more directors or executive officers.

ITEM  6.     EXECUTIVE  COMPENSATION.

     The following summary compensation table shows the compensation paid during the last three fiscal years to the Company's chief executive officer. No executive officer received salary and bonus during the fiscal year ended December 31, 2001 in an aggregate amount which exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                  ANNUAL  COMPENSATION                      LONG  TERM  COMPENSATION
                                                           OTHER  ANNUAL    AWARDS
NAME  AND  PRINCIPAL  POSITION     YEAR         SALARY     COMPENSATION     RESTRICTED  STOCK

Arie  Hinkis                       2001         $33,280              0             0
President and                      2000               0              0       $45,000(1)
Chief  Executive Officer           1999               0              0      $161,970(1)


     (1) In 2000 and 1999, VDL issued to Mr. Hinkis warrants to purchase an aggregate of 233,990 ordinary shares of VDL. These warrants were subsequently exchanged for an aggregate of 2,400 preferred shares of VDL and such preferred shares were in turn exchanged for an aggregate of 2,400 shares of Class B Stock of the Company.

EMPLOYMENT  AND  MANAGEMENT  AGREEMENTSand  Consulting  Contracts

Employment  Agreement  with  Arie  Hinkis

     Arie Hinkis is employed by VDI pursuant to an Employment Agreement dated July 3, 2002. The agreement provides that Mr. Hinkis will be paid a salary at the rate of $40,000 per year plus a bonus to be determined in the sole discretion of the Board of Directors. Mr. Hinkis is employed by VDL pursuant to an employment agreement dated March, 2001 which agreement was amended in December 2001. Under such amended agreement Mr. Hinkis is paid a monthly salary of 20,000 Israeli new shekels (approximately $4,193) and provided certain fringe benefits including the use of an automobile leased by us. The employment agreement does not have a stated term.

DIRECTORS'  COMPENSATION

     We currently have only one director who is also an employee and is not paid separately for his services as a director. We do not currently have any formal policy as to the compensation it would offer independent directors.
..
ITEM  7.     CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS.

     Since January 1, 2001 we have entered into several transactions with our former controlling stockholder, Aryt. On June 30, 2002 Aryt sold to VDI Aryt's entire investment in VDI for $1.00 and also entered into an agreement with us under which we agreed to pay to Aryt royalties from the sale of VDL's products up to an aggregate amount of $751,000 in exchange for the cancellation of all the loans and all other debts payable by VDL to Aryt and Reshef, a subsidiary of Aryt. On June 30, 2002 Aryt and us also agreed that an agreement entered into on February 13, 2002 which provided for a one year credit line of $425,000 from Aryt to VDL be terminated.
     For additional information concerning transactions between Aryt and the Company, see the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Item 2. Financial
Information, herein and Notes 8A, 9 and 15 of Notes to the Company's Consolidated Financial Statements contained in Item 13, herein.


ITEM  8.     LEGAL  PROCEEDINGS.

     As of date of this document there were no legal actions pending against us or any of our officers or directors in their fiduciary capacities, nor, to our knowledge, was any litigation threatened.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.
0

          No shares of the Company's Class A Stock and Class B Stock (collectively, the "Common Stock") have previously been registered with the Commission or any state securities agency or authority. We intend to make application to the National Association of Securities Dealers, Inc. (the "NASD") for the Class A Stock to be quoted on the OTC Bulletin Board. Our application to the NASD will consist of current corporate information, financial statements and other documents as required by Rule 15c2-11 of the Exchange Act. Inclusion on the OTC Bulletin Board permits price quotation for the Class A Stock to be published by such service. The OTC Bulletin Board is scheduled to be phased out by the end of the fourth quarter of 2002 and to be replaced by the new Bulletin Board Exchange (the "BBX") which is presently scheduled to be launched in the second quarter of 2003.

The Company intends to make application to the NASD for the Class A Stock to be quoted on the BBX at such time as the Company can meet the qualification standards of the BBX, which are expected to include among other things, that an issuer have at least 100 round lot holders of its shares (a round lot is 100 shares). The Company currently would not satisfy this requirement. Inclusion on the BBX would permit price quotation for the Class A Stock to be published by such exchange. Until such time as the Company's Class A Stock is quoted on the OTC Bulletin Board or the BBX, quotations for such stock may be available in the pink sheets.

     The Company is not aware of any existing trading market for its Common Stock. The Company's Common Stock has never traded in a public market. There are no plans, proposals, arrangements or understandings with any person(s) with regard to the development of a trading market in any of the Company's securities.

     If and when the Class A Stock is traded in the over-the-counter market, most likely such shares will be subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the "penny stock" rule.
Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

     The Commission generally defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the Commission; authorized for quotation on The NASDAQ Stock Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or the issuer's net tangible assets; or exempted from the definition by the Commission. If our shares are deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse.

     For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, the monthly statements must be sent disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker dealers to trade and/or maintain a market in our Common Stock and may affect the ability of stockholders to sell their shares.

     As of December 7, 2002, there were four holders of record of our Class A Stock and one holder of record of our Class B Stock. As of such date, we had issued and outstanding 634,863 shares of Class A Stock and 2,400 shares of Class B Stock.

DIVIDEND  POLICY

     We have not declared or paid any cash dividends on our Common Stock since our formation, and do not presently anticipate paying any cash dividends on its Common Stock in the foreseeable future. We currently intend to retain any future earnings to finance the expansion and development of its business. The future payment of cash dividends on the Common Stock will depend on our earnings, capital requirements and financial position, applicable requirements of the Delaware General Corporation Law, general economic conditions and other factors considered relevant by our board of directors.
There are no contractual restrictions on our ability to declare and pay dividends.

ITEM  10.     RECENT  SALES  OF  UNREGISTERED  SECURITIES.

     During the three fiscal years preceding the date of this Registration Statement, we issued Common Stock in several transactions which were not registered under the Securities Act.

     Based on understandings made in February 2002, on July 2, 2002 and September 4, 2002 (with respect to Robogroup T.E.K. Ltd.) VDI issued the number of shares of its Common Stock to the persons indicated in the table below in exchange for the transfers by each person to VDI indicated opposite the name of such person in such table. All of the Common Stock issued by VDI was issued in transactions not subject to the registration requirements under the Securities Act of 1933, as amended pursuant to Regulation S. All of the shares of VDI were issued in offshore transaction to non-U.S. Persons.

                               Number of Shares and        Number of Shares
    Name of                    Class of Common Stock       and Class of Shares
    Stockholder                of VDI Issued               of VDL Exchanged
--------------------        --------------------------   ----------------------

Seed  Money  Holding          421,607  shares  of
Limited  Partnership          Class  A  Stock            46,025 ordinary  shares

Gabi  Sharir                  25,181  Shares  of
                              Class  A  Stock            25,181 ordinary  shares

Arie  Hinkis                  61,921  shares  of
                              Class  A  Stock            27,675 ordinary  shares

Arie  Hinkis                  2,400  shares  of
                              Class  B  Stock            2,400 preferred  shares

Robogroup T.E.K.  Ltd.        126,154  shares  of
                              Class  A Stock             110,421 ordinary shares


ITEM  11.     DESCRIPTION  OF  REGISTRANT'S  SECURITIES  TO  BE  REGISTERED.

     Our Certificate of Incorporation authorizes 10,010,000 shares of Common Stock which are divided into two classes as follows: (i) 10,000,000 shares of Class A Stock and (ii) 10,000 shares of Class B Stock.

CONVERSION  RIGHTS

     Each share of Class B Stock is convertible at any time at the option of its holder into such number of shares of Class A Stock as shall equal the quotient obtained by dividing (a) the number of shares of Class A Stock outstanding at the close of business on the day immediately preceding the date the holder gives us a notice of the holder's demand to convert the shares, by (b) 7,600. The Class A Stock is not convertible into any other security.

VOTING  RIGHTS

     The holders of our Class B Common Shares, voting as a separate class, unilaterally shall be entitled to elect one director as well as to amend our Certificate of Incorporation so as to decrease, but not increase, the number of shares of Class A Stock into which each share of Class B Stock shall be convertible. On all other matters the holders of Class A Stock and Class B Stock shall vote as a single class with each share of Class A Stock entitled to one vote and each share of Class B Stock entitled to such number of votes as shall equal the number of whole shares (rounded down) of Class A Stock into which such share of Class B Stock is convertible. The stockholders are not entitled to cumulative voting in the election of directors. Accordingly, the holders of shares with more than 50% of the voting power in the election of directors will be able to elect all the directors (other than the director to be elected solely by the holders of Class B Stock) if they choose to do so. There are no redemption or sinking provisions applicable to our Common Stock.

DIVIDEND  RIGHTS

     Each share of our Common Stock is entitled to share pro rata in dividends and distributions with respect to the Common Stock when, as and if declared by our board of directors and from funds legally available therefor. No holder of any shares of our Common Stock has any preemptive right to subscribe for any of our securities.
     The holders of Class A Stock and Class B Stock participate ratably in dividends, as if all shares were of a single class, except that for purposes of determining the ratable participation in dividends of the respective classes of Common Stock, each share of Class A Stock is deemed to be one share of the single class and each share of Class B Stock is deemed to be the whole number of shares (rounded down) of Class A Stock into which such share of Class B Stock is convertible.

LIQUIDATION  RIGHTS

     In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company, after all our creditors shall have been paid in full and after payment of all sums payable in respect of any preferred stock, if any, having senior liquidation rights, the holders of the Common Stock shall share ratably as if all shares were of a single class in all distributions of our assets pursuant to such voluntary or involuntary liquidation, dissolution, or winding-up. For purposes of determining the ratable participation of the respective classes of Common Stock in such distributions, each share of Class A Stock shall be deemed to be one share of the single class and each share of Class B Stock shall be deemed to be such number of shares of the single class as shall equal the number of whole shares (rounded down) of the Class A Stock into which such shares of Class B Common Stock is then convertible.


ITEM  12.      INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was lawful.

     In the case of an action by or in the right of the corporation, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the corporation, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court deems proper. Section 145 further provides: that a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with any action, suit or proceeding or in defense of any claim, issue or matter therein as to which such person has been successful on the merits or otherwise; that indemnification provided for by Section 145 not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer against any such liability asserted against him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against liability under Section 145. A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination is to be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even through less than a quorum or
(ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iii) by the stockholders.

     Section  8  of  our  Certificate  of  Incorporation  provides in part that:

          "The Corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (a) is or was a director or officer of the Corporation or (b) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under Delaware Law, as the same exists or may hereinafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is to serve as a director or officer of the Corporation while this Article 8 is in effect. Any repeal or amendment of this Article 8 shall be prospective only and shall not limit the rights to any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this
          Article  8."

     Section 102(b)(7) of the Delaware Corporation Law provides that the Certificate of Incorporation of a Delaware corporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the payment of unlawful dividends or the making of unlawful stock purchases or redemptions or
(iv)  any  transaction  from  which  the  director  derived  a personal benefit.

Section 11 of our Certificate of Incorporation contains the following provisions with respect to the elimination or limitation of liability of our directors:

          "A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived any improper personal benefit."

     Our By-Laws also provide indemnification provisions for the benefit of its officers similar to those contained in our Certificate of Incorporation.

     We have been advised that in the opinion of the Commission indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), for directors, officers and control persons is against public policy as expressed in the Securities Act and is therefore, unenforceable. Claims for indemnification against such liabilities would be limited to the person in the successful defense of any action, suit or proceeding. payment by us of expenses incurred or paid by a director, officer or control person in the successful defense of any action, suit or proceedings.

ITEM  13.     FINANCIAL  STATEMENTS  AND  SUPPLEMENTARY  DATA.


     The consolidated financial statements of Voice Diary Inc. and its subsidiary as of June 30, 2002 and December 31, 2001 and December 31, 2000 and for periods then ended follow on the next page.

                                VOICE DIARY INC.
                          (A DEVELOPMENT-STAGE COMPANY)
                        CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2002

                                VOICE DIARY INC.
                          (A DEVELOPMENT-STAGE COMPANY)






INDEX  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS



<BTB>

                                                                                            Page

     INDEPENDENT  AUDITORS'  REPORT                                                          F3

     CONSOLIDATED  FINANCIAL  STATEMENTS:

     Consolidated  Balance  Sheets as of June 30, 2002 and December 31, 2001 and
     2000                                                                                    F4

     Consolidated  Statements  of  Operations  for the six months ended June 30,
     2002,  for  the six months ended June 30, 2001 (unaudited), the years ended
     December  31, 2001, 2000 and 1999 and the cumulative period from October 1,
     1993  (date  of  commencement  of  operations)  to  June  30,  2002                     F5

     Statement  of  Shareholders' Deficiency for the period from October 1, 1993
     (date  of  commencement  of  operations)  to  June  30,  2002                        F6 - F8

     Consolidated  Statements  of  Cash  Flows for the six months ended June 30,
     2002,  for  the six months ended June 30, 2001 (unaudited), the years ended
     December  31, 2001, 2000 and 1999 and the cumulative period from October 1,
     1993  (date  of  commencement  of  operations)  to  June  30,  2002                  F9 - F10

     Notes  to  the  Consolidated  Financial  Statements                                 F11 - F27


                                       F2

                          INDEPENDENT AUDITORS' REPORT

To  the  Shareholders  of
Voice  Diary  Inc.

We have audited the accompanying consolidated balance sheets of Voice Diary Inc. (a development stage company) ("the Company") and its subsidiary as of June 30, 2002 and December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' deficiency, and cash flows for the six month period ended June 30, 2002 and for each of the three years in the period ended December 31, 2001 and for the cumulative period from October 1, 1993 (date of commencement of operations) to June 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company and its subsidiary as of June 30, 2002 and December 31, 2001 and 2000, and their results of operations and their cash flows for the six month period ended June 30, 2002 and for each of the three years in the period ended December 31, 2001 and for the cumulative period from October 1, 1993 to June 30, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's recurring losses from operations, working capital deficit and shareholders' deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  Brightman  Almagor  &  Co.
Brightman  Almagor  &  Co.
Certified  Public  Accountants
Member  firm  of  Deloitte  Touche  Tohmatsu
Haifa,  Israel
October 3, 2002

                                       F3

                                VOICE DIARY INC.
                          (A DEVELOPMENT-STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEETS

                                                                  June 30             December 31
                                                                ------------  -------------------------
                                                                  2 0 0 2      2 0 0 1        2 0 0 0
                                                                ------------  ----------     ----------

CURRENT ASSETS
Cash and cash equivalents                                         $39,836        $117,805       $8,097
Trade accounts receivable                                          24,308          65,970          233
Other receivables and prepaid expenses (Note 3)                    14,863          29,363          623
                                                                ---------       ---------    ---------
                                                                   79,007         213,138        8,953
                                                                ---------       ---------    ---------
FIXED ASSETS, NET (Note 4)                                         40,820          11,604        7,365
                                                                ---------       ---------    ---------
                                                                 $119,827        $224,742      $16,318
                                                                =========       =========    =========
CURRENT LIABILITIES
Short-term bank credit and current portion of long term debt      $64,714         $44,330     $149,480
Short-term loans from Related Party (Note 15)                          --         357,672       55,472
Trade accounts payable                                             32,045         197,249       31,348
Accrued expenses                                                  174,923         180,542      195,204
Related parties                                                        --           4,929           --
Other payables (Note 5)                                            68,285          35,291       31,460
                                                                ---------       ---------    ---------
                                                                  339,967         820,013      462,964
                                                                ---------       ---------    ---------
LONG TERM LIABILITIES
Long term loans from banks (Note 6)                                75,699         108,443       22,742
Liabilities for severance pay (Note 7)                              6,173           1,761           --
                                                                ---------       ---------    ---------
                                                                   81,872         110,204       22,742
                                                                ---------       ---------    ---------
COMMITMENTS (Note 8)

SHAREHOLDERS' DEFICIENCY  (Note 9)
Share capital:
  Shares of Class A Common Stock $0.01 par value
  (Authorized -10,000,000 shares as of June 30, 2002 and
  December 31, 2001 and 2000
  Issued and Outstanding - 634,863 shares as of June 30,
  2002 and 736,531 shares as of December 31, 2001 and 2000)
  Shares of Class B Common Stock $0.01 par value
  (Authorized - 10,000 shares, Issued and Outstanding - 2,400 shares as of June 30, 2002 and December 31, 2001 and
  2000)                                                             6,373             7,389        7,389
Additional paid-in capital                                      2,017,220         1,203,489    1,208,489
Deficit accumulated during the development stage               (2,325,605)       (1,916,353)  (1,685,266)
                                                               -----------       -----------  -----------
                                                                 (302,012)         (705,475)    (469,388)
                                                               -----------       -----------  -----------
                                                                 $119,827         $ 224,742      $16,318
                                                               ===========       ===========  ===========

     October 3, 2002
- ----------------------------                                         ----------------------
    Approval date of the                                                    Director
    financial statements


    The accompanying notes are an integral part of the financial statements.

                                       F4

                                VOICE DIARY INC.
                          (A DEVELOPMENT-STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF OPERATIONS




                                                                                                  Cumulative from
                                                                                                  October 1, 1993
                                                                                                      (date of
                                                                                                    commencement
                                   Six months ended                                                of operations)
                                       June 30                    Year ended December 31             to June 30
                                  --------------------    --------------------------------------  ----------------
                                  2 0 0 2     2 0 0 1      2 0 0 1        2 0 0 0        1 9 9 9        2 0 0 2
                                  --------   ---------    ---------      ---------      ---------      ---------
                                             Unaudited
                                             ---------

Revenues                          $15,992      $1,584     $109,963         $5,778       $143,367       $622,953

Cost of revenues (Note 10)         30,653          --       81,036         19,062        115,719        552,486
                                ----------   ---------   ----------     ----------     ----------   ------------
Gross profit (loss)               (14,661)      1,584       28,927        (13,284)        27,648         70,467

Operating costs and expenses

Research and development
 expenses (Note 11)               107,720      51,528      174,116         79,700        103,461      1,079,833

Marketing, general and
 administrative expenses
   (Note 12)                      156,397      31,580       86,978        135,831        233,797        970,690
                                ----------   ---------   ----------     ----------     ----------   ------------
Operating loss                   (278,778)    (81,524)    (232,167)      (228,815)      (309,610)    (1,980,056)

Financial expenses  (Note 13)     141,814       5,573       24,132        117,542         50,365        388,197

Financial income                  (11,340)    (10,919)     (25,212)            --             --        (40,920)

Other income, net                      --          --           --         (1,756)            --         (1,728)
                                ----------   ---------   ----------     ----------     ----------   ------------
Loss for the period             $(409,252)   $(76,178)   $(231,087)     $(344,601)     $(359,975)   $(2,325,605)
                                ==========   =========   ==========     ==========     ==========   ============
Loss per share:
Basic and diluted                 $(0.64)       (0.12)      $(0.36)        $(1.76)        $(2.98)
                                ==========   =========   ==========     ==========     ==========
Number of shares used in
computing basic and
   diluted loss per share        637,263      637,263      637,263        195,951        120,728
                                ==========   =========   ==========     ==========     ==========



The accompanying notes are an integral part of the financial statements.

                                       F5

                                VOICE DIARY INC.
                          A DEVELOPMENT-STAGE COMPANY)
                  STATEMENT OF SHAREHOLDERS' DEFICIENCY (CONT.)


                                        Number of Shares     Number of Shares
                                     --------------------- -------------------
                                                                                                           Deficit
                                                                                                         accumulated
                                                            Class A    Class B             Additional     during the      Total
                                      Common     Preferred  Common     Common      Share     paid-in     development  shareholders'
                                       Stock       Stock     Stock     Stock     Capital    capital         stage      deficiency
                                     --------    --------- --------- ---------  ---------  ---------      ---------    ----------
Balance -October 1, 1993 (date of
 commencement of operations)              --            --       --         --         --         --             --            --

Changes in 1993:

Issuance of Common Stock              15,000                                         $527   $45,736                       $46,263

Net income for the year                                                                                       1,209         1,209
                                     --------    --------- --------- ---------  ---------  ---------      ----------   -----------
Balance- December 31, 1993            15,000                                          527    45,736           1,209       $47,472

Changes in 1994:

Loss for the year                                                                                           (51,609)      (51,609)

Balance- December 31, 1994            15,000                                          527    45,736         (50,400)       (4,137)

Changes in 1995:

Issuance of Common Stock               1,200                                           39    43,647                        43,686

Loss for the year                                                                                           (99,244)      (99,244)
                                     --------    --------- --------- ---------  ---------  ---------      ----------   -----------

Balance- December 31, 1995            16,200                                          566    89,383        (149,644)      (59,695)

Changes in 1996:

Issuance of Common Stock               8,800                                          273   224,089                       224,362

Loss for the year                                                                                          (147,481)     (147,481)
                                     --------    --------- --------- ---------  ---------  ---------      ----------   -----------
Balance- December 31, 1996            25,000                                          839   313,472        (297,125)       17,186

Changes in 1997:

Issuance of Common Stock               8,160                                          236   265,789                       266,025

Loss for the year                                                                                          (405,106)     (405,106)
                                     --------    --------- --------- ---------  ---------  ---------      ----------   -----------

Balance- December 31, 1997            33,160            --        --        --     $1,075  $579,261       $(702,231)    $(121,895)
                                     ========    ========= ========= =========  =========  =========      ==========    ==========


    The accompanying notes are an integral part of the financial statements.

                                       F6

                                VOICE DIARY INC.
                          A DEVELOPMENT-STAGE COMPANY)
                  STATEMENT OF SHAREHOLDERS' DEFICIENCY (CONT.)


                                        Number of Shares     Number of Shares
                                     --------------------- -------------------
                                                                                                           Deficit
                                                                                                         accumulated
                                                            Class A    Class B             Additional     during the      Total
                                      Common     Preferred  Common     Common      Share     paid-in     development  shareholders'
                                       Stock       Stock     Stock     Stock     Capital    capital         stage      deficiency
                                     --------    --------- --------- ---------  ---------  ---------      ---------    ----------


Balance- December 31, 1997            33,160         --          --          --    $1,075   $579,261      $(702,231)   $(121,895)

Changes in 1998:

Issuance of Common Stock              87,480                                        2,275    199,838                     202,113

Issuance of options to employees                                                               3,600                       3,600

Loss for the year                                                                                          (278,459)    (278,459)
                                     --------    --------- --------- ---------  ---------   ---------   -----------   ----------
Balance- December 31, 1998           120,640                                        3,350    782,699       (980,690)    (194,641)

Changes in 1999:

Issuance of Common Stock               7,630                                          179      21,757                     21,936

Issuance of options to a related
  party                                                                                       161,970                    161,970

Issuance of options to employees                                                               37,894                     37,894

Loss for the year                                                                                          (359,975)    (359,975)
                                     --------    --------- --------- ---------  ---------   ---------   ------------  ----------
Balance- December 31, 1999           128,270                                        3,529   1,004,320    (1,340,665)    (332,816)

Changes in 2000:

Issuance of Common Stock             213,718                                        5,238      48,210                     53,448

Issuance of Common Stock pursuant
  to financing agreement             300,000                                        7,317      66,722                     74,039

Issuance of options for services
  rendered                                                                                     30,145                     30,145

Issuance of options to a related
  party                                                                                        45,000                     45,000

Issuance of options to employees                                                                5,391                      5,391

Issuance of Preferred Stock                        2,400                               6           --                          6

Loss for the year                                                                                          (344,601)    (344,601)
                                   --------    ---------   --------- ---------  ---------   ---------   ------------  ----------
                                    641,988        2,400        --          --     16,090   1,199,788    (1,685,266)    (469,388)
Adjustment due to reorganization
  under common control             (641,988)      (2,400)  736,531       2,400     (8,701)      8,701
                                   --------    ---------   --------- ---------  ---------   ---------    -----------    ----------
Balance- December 31, 2000               --         --     736,531       2,400     $7,389  $1,208,489    $(1,685,266)    $(469,388)
                                   =========   =========   ========= =========  =========   =========    ===========    ==========

The accompanying notes are an integral part of the financial statements

                                       F7

                                VOICE DIARY INC.
                          A DEVELOPMENT-STAGE COMPANY)
                  STATEMENT OF SHAREHOLDERS' DEFICIENCY (CONT.)


                                        Number of Shares     Number of Shares
                                     --------------------- -------------------
                                                                                                           Deficit
                                                                                                         accumulated
                                                            Class A    Class B             Additional     during the      Total
                                      Common     Preferred  Common     Common      Share     paid-in     development  shareholders'
                                       Stock       Stock     Stock     Stock     Capital    capital         stage      deficiency
                                     --------    --------- --------- ---------  ---------  ---------    -----------    ------------


Balance- December 31, 2000                 --           --  736,531     2,400     $7,389  $1,208,489    $(1,685,266)    $(469,388)

Changes in 2001:

Cost related to previous year
  Issuances                                                                                   (5,000)                      (5,000)

Loss for the year                                                                                         (231,087)      (231,087)
                                     --------    --------- --------- ---------  --------- ----------    -----------    ------------
Balance- December 31, 2001                --           --   736,531     2,400     $7,389  $1,203,489    (1,916,353)      (705,475)

Changes in 2002:

Issuance of Common Stock                                    65,177                   652      64,525                       65,177

Issuance of Common Stock
 pursuant to financing agreement                            98,249                   982      97,267                       98,249

Waiver of loan by Related Party                                                              649,289                      649,289

Waiver of shares by principal
    shareholder                                           (265,094)               (2,650)      2,650

Loss for the period                                                                                      (409,252)       (409,252)
                                     --------    --------- --------- ---------  --------- ----------    -----------    ------------
Balance- June 30, 2002                    --          --   634,863       2,400    $6,373  $2,017,220  $(2,325,605)      $(951,301)
                                     ========    ========= ========= =========  ========= ==========  ============     ============

                                       F8

                                VOICE DIARY INC.
                          (A DEVELOPMENT-STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                                                Cumulative from
                                                                                                                October 1, 1993
                                                                                                                   (date of
                                                                                                                 commencement
                                                    Six months ended                                             of operations)
                                                         June 30                   Year ended December 31          to June 30
                                                  ---------------------     ------------------------------------  -------------
                                                    2 0 0 2      2 0 0 1     2 0 0 1       2 0 0 0      1 9 9 9      2 0 0 2
                                                   ----------  ----------  -----------  -----------  -----------  -------------
                                                                Unaudited
                                                               ----------

CASH FLOWS - OPERATING
 ACTIVITIES
Loss for the period                                $(409,252)  $(76,178)   $(231,087)   $(344,601)   $(359,975)  $(2,325,605)
Adjustments to reconcile loss to net

cash used in operating activities
(Appendix A)                                         16,235       16,148      67,667      289,949      309,545       802,559
                                                   ----------  ----------  -----------  -----------  -----------  -----------
Net cash used in operating activities              (393,017)     (60,030)   (163,420)     (54,652)     (50,430)   (1,523,046)
                                                   ----------  ----------  -----------  -----------  -----------  -----------
CASH FLOWS - INVESTING
 ACTIVITIES
Purchase of fixed assets                            (32,541)      (8,001)     (7,189)          --       (1,422)     (155,077)
Proceeds from sale of fixed assets                       --           --          --        1,805           --         2,503
                                                   ----------  ----------  -----------  -----------  -----------  -----------
Net cash (used in) provided by investing
activities                                          (32,541)      (8,001)     (7,189)       1,805       (1,422)     (152,574)

CASH FLOWS - FINANCING
 ACTIVITIES
Proceeds from long-term loans                            --      124,154     118,114       30,932       33,710       210,858
Repayment of long-term loans                        (10,104)      (8,075)     (4,050)     (34,896)     (15,363)      (77,482)
Short-term bank credit, net                             899     (130,887)   (130,947)     (49,911)       8,746        11,048

Short term loans from Related Party, net            291,617       79,528     302,200       55,472           --       649,289
                                                   ----------  ----------  -----------  -----------  -----------  -----------
Share issuance                                       65,177           --          --       57,180       21,936       926,743
Costs related to previous year issuances                 --           --      (5,000)          --           --        (5,000)
                                                   ----------  ----------  -----------  -----------  -----------  -----------
Net cash provided by financing activities           347,589       64,720     280,317       58,777       49,029     1,715,456
                                                   ----------  ----------  -----------  -----------  -----------  -----------

Increase (decrease) in cash and cash equivalents    (77,969)      (3,311)    109,708        5,930       (2,823)       39,836
Cash and cash equivalents - beginning of
 period                                             117,805        8,097       8,097        2,167        4,990            --
                                                   ----------  ----------  -----------  -----------  -----------  -----------
Cash and cash equivalents - end of
 period                                             $39,836       $4,786    $117,805       $8,097       $2,167       $39,836
                                                   ==========  ==========  ===========  ===========  ===========  ===========


The accompanying notes are an integral part of the financial statements.

                                       F9

                                VOICE DIARY INC.
                          (A DEVELOPMENT-STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                           Cumulative from
                                                                                                           October 1, 1993
                                                                                                              (date of
                                                                                                             commencement
                                           Six months ended                                                 of operations)
                                                June 30                   Year ended December 31             to June 30
                                         -----------------------     ------------------------------------  --------------
                                          2 0 0 2      2 0 0 1     2 0 0 1       2 0 0 0      1 9 9 9          2 0 0 2
                                                      Unaudited
                                         ----------  -----------  ---------- -----------    -----------    --------------


Appendix A -
Adjustments to reconcile loss to
net cash from operating activities

Income and expense items not
involving cash flows:

Depreciation and amortization              $3,325       $1,665      $2,951       $13,503       $29,646         $113,482
Exchange-rate (gain) loss                  (3,155)        (938)     (2,567)          277           256           (4,011)
Liabilities for severance pay               4,412           --       1,761            --       (15,393)           6,173
Loss on sale of fixed assets                   --           --          --        (1,757)           --           (1,728)
Non-cash compensation expenses             98,249           --          --       150,848       199,864          452,561
                                         ----------  -----------  ---------- -----------    -----------    -------------
                                          102,831          727       2,145       162,871       214,373          566,477
                                         ----------  -----------  ---------- -----------    -----------    -------------
Changes in operating assets and
 liabilities:

Decrease (increase) in trade accounts
 receivable                                41,662         (579)    (65,737)           66         5,075         (24,308)
Decrease (increase) in receivables and
 other current assets                      14,500       (6,162)    (28,740)        2,027         1,850         (14,863)
Decrease in inventories                        --           --          --        40,496        93,177              --
Increase (decrease) in trade accounts
 payable                                 (165,204)      35,524     165,901        (5,853)      (14,509)         32,045
Increase (decrease) in payables and
 other current liabilities                 22,446      (13,362)     (5,902)       90,342         9,579         243,208
                                         ----------  -----------  ---------- -----------    -----------    ------------
                                          (86,596)      15,421      65,522       127,078        95,172         236,082
                                         ----------  -----------  ---------- -----------    -----------    ------------
                                          $16,235      $16,148     $67,667      $289,949      $309,545        $802,559
                                         ==========  ===========  ========== ===========   ============    ============
Appendix B -
Non cash transactions

Waiver of loan by principal shareholder
in exchange for rights to royalties      $649,289           --          --           --             --       $649,289
                                         ==========  ===========  ========== ===========   ============    ============

Supplemental disclosure of cash flow
 information:
Cash paid during the period for:

Interest                                  $6,409        $4,936     $12,605      $36,398        $25,430       $132,930
                                         ==========  ===========  ========== ===========   ============    ============


The accompanying notes are an integral part of the financial statements.


                                      F10

                                VOICE DIARY INC.
                          (A DEVELOPMENT-STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE  1  -  GENERAL

          A.  General

          Voice Diary Inc. ("the Company") was incorporated in the state of Delaware on February 26, 2002. In June 2002 the Company acquired approximately 99.43 % of the outstanding shares of Voice Diary Ltd., an Israeli corporation ("the Subsidiary"), through an exchange of shares of the Company with former shareholders of the Subsidiary. Under generally accepted accounting principles the transaction was accounted for as a reorganization under common control and accordingly, the financial statements represent the consolidated financial position, operating results and cash flows of the Company and the Subsidiary for all periods from inception of the subsidiary. The Subsidiary began its operations in 1993 and has been in the development stage.

          The Company through its Subsidiary is developing and marketing a line of personal digital assistants ("PDAs") which have a voice user interface and provide to the user a full range of personal information management, including a talking diary, telephone book, daily pad and other advanced features. The voice user interface enables the visually impaired to use PDA technology by removing obstacles to use inherent in conventional display-based products.

          B.  Going  concern

          The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit at June 30, 2002 of $ 2,325,605 and a working capital deficit at June 30, 2002 of $ 260,960 that raise substantial doubt about its ability to continue as a going concern.

          The ability of the Company to continue as a going concern is dependent upon the successful completion of the Company's development program and, ultimately, the attainment of profitable operations which are contingent upon future events, including maintaining adequate financing to fulfill its development activities, and achieving a level of sales adequate to support the Company's expenses structure.

          The company plans to meet its obligations by entering into installment arrangements, by arrangements deferring payments until future financing is obtained or by settlements with creditors.

                                       F11

                                VOICE DIARY INC.
                          (A DEVELOPMENT-STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE  2  -  SIGNIFICANT  ACCOUNTING  POLICIES

          A.  General

          The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

          B.  Principles  of  consolidation

          The Company's consolidated financial statements include the financial statements of the Company and it's wholly owned subsidiary in Israel, after elimination of material inter company transactions and balances.

          C.  Functional  currency  and  foreign  currency  translation

          The currency of the primary economic environment in which the operations of the Company and its subsidiary are conducted is the U.S. dollar ("dollar"). Therefore, the Company uses the dollar as its functional and reporting currency. Certain of the dollar amounts in the financial statements may represent the dollar equivalent of other currencies, and may not necessarily be exchangeable for dollars.

          Transactions and balances denominated in dollars are presented at their dollar amounts. Non-dollar transactions and balances are remeasured into dollars in accordance with the principles set forth in Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation," of the Financial Accounting Standards Board ("FASB"). Transaction gains and losses are reflected in net financing expenses.

          D.  Development  stage  company

          Since its inception, the Company's efforts have been devoted to research and development. The financial statements are therefore presented in accordance with the principles SFAS No. 7 of the FASB - "Accounting and Reporting by Development-Stage Enterprises."

          E.  Use  of  estimates

          The preparation of financial statements in accordance with generally accepted accounting principles requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities as well as disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of income and expenses during the reporting period. Actual results may vary from these estimates.

                                      F12

                                VOICE DIARY INC.
                          (A DEVELOPMENT-STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE  2  -  SIGNIFICANT  ACCOUNTING  POLICIES  (CONT.)

          F.  Cash  and  cash  equivalents

          Cash and cash equivalents include bank demand deposits and short-term unrestricted deposits having original maturity dates not exceeding three months from the date of deposit.

          G.  Fixed  assets

               1.  Fixed  assets  are  presented  at  cost  less  depreciation.

               2. Annual depreciation is computed based on the straight-line method over the estimated useful lives, as follows:

                                                           Years
                    Fixtures                                 10
                    Office furniture                         10
                    Computer equipment and software           3

                    Management reviews fixed assets for impairment when circumstances or events indicate that the carrying amount of the asset may not be recoverable. If the sum of undiscounted cash flows is less than the carrying amount, an impairment loss is recognized at an amount by which the carrying amount of the asset exceeds its fair value based on discounted cash flows.

          H.  Revenue  recognition

               In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), as amended in June 2000, which summarizes the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company adopted SAB 101 during the fourth quarter of 2000, which did not have an effect on its results of operations or financial position.

               The Company recognizes revenue upon the shipment of its products to the customer provided that persuasive evidence of an arrangement exists, title has transferred, the price is fixed, collection of resulting receivables is probable and there are no remaining significant obligations.


          I.  Research  and  development  costs

          Research  and development costs are charged to operations as incurred.

                                      F13

                                VOICE DIARY INC.
                          (A DEVELOPMENT-STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE  2  -  SIGNIFICANT  ACCOUNTING  POLICIES  (CONT.)

          J.  Deferred  income  taxes


          The Company accounts for income taxes utilizing the asset and liability method in accordance with SFAS No. 109, "Accounting for Income Taxes". Current tax liabilities are recognized for the estimated taxes payable on tax returns for the current year. Deferred tax liabilities or assets are recognized for the estimated future tax effects attributable to temporary differences between the income tax bases of assets and liabilities and their reported amounts in the financial statements, and for tax loss carryforwards. Measurement of current and deferred tax liabilities and assets is based on provisions of enacted tax laws, and deferred tax assets are reduced, if necessary, by the amount of tax benefits, the realization of which is not considered likely based on available evidence.

          K.  Fair  value  of  financial  instruments

          The financial instruments of the Company consist mainly of cash and cash equivalents, current accounts receivable, accounts payable and accruals. Due to the relatively short period to maturity, the fair value of the financial instruments included in the working capital of the Company approximates their carrying amounts.

          L.  Net  loss  per  share

          Loss per share has been computed in accordance with SFAS No. 128, "Earnings per Share". Potential securities have been excluded from the diluted losses per share computation for the years ended December 31, 2001, 2000, and 1999 and for the six months ended June 30, 2002 and (unaudited) 2001, respectively, due to the anti-dilutive effect.

          M.  Stock-based  compensation

          The Subsidiary accounts for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and the FASB interpretations thereon. Pursuant to those accounting pronouncements, the Subsidiary records compensation for share options granted to employees at the date of grant based on the difference between the exercise price of the options and the market value of the underlying shares at that date. Due to the terms of the grants, the fair value of the compensation in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" approximates the values computed in accordance with APB No. 25. The Subsidiary accounts for stock-based compensation to non-employees in accordance with SFAS No. 123.

                                      F14

                                VOICE DIARY INC.
                          (A DEVELOPMENT-STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE  2  -  SIGNIFICANT  ACCOUNTING  POLICIES  (CONT.)

          N.  Effects  of  recently  issued  accounting  standards

          In August of 2001, the FASB issued SFAS No.143, "Accounting for Asset Retirement Obligations". SFAS No 143 applies to legal obligations.associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development or normal operation of a long-lived asset. SFAS No 143 requires that estimated asset retirement costs be measured at their fair values and recognized as assets and depreciated over the useful life of the related asset. Similarly, liabilities for the present value of asset retirement obligations are to be recognized and accreted as interest expense each year to their estimated future value until the asset is retired. These provisions will be applied to existing asset retirement obligations as of the adoption date as a cumulative effect of a change in accounting policy. SFAS No. 143 is effective for the Company's fiscal years beginning January 1, 2003. SFAS No. 143 will not have a material effect on the Company's consolidated results of operations and financial position.

          In October of 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long- lived assets. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long- Lived Assets and for Long-Lived Assets to Be Disposed Of", and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Occurring Events and Transactions" ("APB No. 30"). SFAS No. 144 expands the scope of accounting for disposals to include all components of an entity. It requires the gain or loss on disposal to be measured as the difference between (1) the fair value less the costs to sell and (2) the carrying value of the component, and such gain or loss cannot include the estimated future operating losses of the component, which were included in the gain or loss detemination under APB No. 30. SFAS No. 144 also eliminates the exception to consolidation for a subsidiary for which control is likely to be temporary. The provisions of SFAS No. 144 are effective for the Company's fiscal years beginning January 1, 2002, and interim periods within those fiscal years. SFAS No. 144 will not have a meterial effect on the Company's consolidated results of operations and financial position.

          In June of 2002, the FASB issued Statement of Financial Accounting Standards No. 146 "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS 146). SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized only when the liability is incurred, rather than at the date of an entity's commitment to an exit plan. SFAS 146 requires that the liability be initially measured at fair value. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company has not yet determined the effect of adopting SFAS No. 146 on its results of operations.

                                      F15

                                VOICE DIARY INC.
                          (A DEVELOPMENT-STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE  3  -     OTHER  RECEIVABLES  AND  PREPAID  EXPENSES

                           June 30     As of December 31
                           -------   ---------------------
                           2 0 0 2     2 0 0 1    2 0 0 0
                           -------   ----------  ---------
Prepaid expenses            $8,434       $4,582      $ --
Government institutions      6,429       24,781       623
                           -------    ---------   --------
                           $14,863      $29,363      $623
                           =======    =========   ========

NOTE  4  -     FIXED  ASSETS, NET

                              June 30     As of December 31,
                           -----------  ---------------------
                             2 0 0 2     2 0 0 1     2 0 0 0
                           -----------  ----------  ---------
Cost:
- -----
Computers and software     $  107,430   $  99,606   $  92,645
Fixtures                       31,099       6,799       6,799
Office furniture                2,851       2,434       2,205
                           -----------  ----------  ---------
                              141,380     108,839     101,649
                           -----------  ----------  ---------

Accumulated depreciation:
- -------------------------
Computers and software        (95,434)    (93,477)    (91,426)
Fixtures                       (4,296)     (3,044)     (2,344)
Office furniture                 (830)       (714)       (514)
                           -----------  ----------  ----------
                             (100,560)    (97,235)    (94,284)
                           -----------  ----------  ----------
Net                        $   40,820   $  11,604   $   7,365
                           ===========  ==========  ==========


NOTE  5  -     OTHER  PAYABLES

                                       June 30     As of December 31
                                       -------  ---------------------
                                       2 0 0 2    2 0 0 1     2 0 0 0
                                     ---------  ------------  --------


Employees and payroll accruals        $ 48,097     $15,103     $11,035
Fund for the encouragement of
marketing *                             20,188      20,188      20,425
                                     ---------  ------------  --------
                                       $68,285     $35,291     $31,460
                                     =========  ============  ========

* Claim for refund of amounts received by the Subsidiary from the fund of the Ministry of Industry and Trade.


                                       F16

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS



NOTE  6  -  LONG  TERM  LOANS  FROM  BANKS

                                Rate of   June 30,     As of December 31
                             ----------- ---------- -----------------------
                               Interest   2 0 0 2     2 0 0 1     2 0 0 0
                             ----------- ---------- ---------- ------------
                                 %
                             -----------
Loans in new Israeli shekels
(Fixed rate)                       6.85    $9,645     $ 13,134     $    --

Loans in new Israeli shekels
(Variable rate)                IP*+1.5%    19,571       27,339      31,126

Loans in U.S. dollars          Libor+2%   100,149      102,151          --
                                         ---------- ---------- ------------

                                          129,365      142,624      31,126

Less current maturities                    53,666       34,181       8,384
                                        ----------- ---------- ------------
                                          $75,699     $108,443    $ 22,742
                                        =========== ========== ============


* IP - Israeli Prime Interest Rate, set from time to time by the Bank of Israel. On June 30, 2002 the IP was 10.6%.

Interest on fixed rate loan will be paid with the final principal payment in January 2004.

Interest  on  variable  rate  loan  is  payable  monthly.

Based on the terms of long term debt, fair value approximates recorded amounts.

See  Note  8C  regarding  security.

Future  payments  of  long  term  loans  from  banks:

Twelve  month  period  ended  June  30
----------------------------------------

            2003              $  53,366
            2004                 39,037
            2005                 36,662
                              ---------
                              $ 129,365
                              =========

                                       F17

                                VOICE DIARY INC.
                          (A DEVELOPMENT-STAGE COMPANY)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE  7  -  LIABILITIES  FOR  SEVERANCE  PAY

          The Subsidiary is subject to certain Israeli law and labor agreements that determine the obligations of the Subsidiary to make severance payments to dismissed employees and to employees leaving employment under certain other circumstances. The obligation for severance pay benefits, as determined by Israeli law, is based upon length of service and the employee's most recent salary. This obligation is funded in part by the purchase of managers' insurance policies from insurance companies.

NOTE  8  -  COMMITMENTS

          A.  Royalties

               1. In accordance with agreements for financing research and development with Office of the Chief Scientist of the Government of Israel ("O.C.S."), the Subsidiary undertook to pay royalties at a rate of 3.5 % of the revenues from the sale of products developed on the research and development programs, up to the amount of financing. An accrual for the aforementioned royalties has been recorded in the financial statements.

               2. In June 30, 2002 the Subsidiary signed an agreement with Aryt Industries Ltd (Subsidiary's former Parent Company) ("Aryt") (see Note 15). The Subsidiary undertook to pay to Aryt royalties from the sales of the Subsidiary's products up to an aggregate amount of $751,000, in exchange for the cancellation by Aryt of all of its rights, title and interest in and to any obligation of the Subsidiary or any other entity on its behalf. The rate of the royalties shall be as follows:

                    - 10% of the sales of the Subsidiary's products, until the earlier to occur of: (i) the lapse of 3 years following the date hereof, or (ii) such time as the aggregate sum paid by the Subsidiary pursuant to the terms amounts to $250,000 (the term during which this 10% royalty rate is applicable shall be hereinafter referred to as the "First Term").

                    - 6% of the sales of the Subsidiary's products, commencing at the end of the First Term and ending on the earlier to occur of: (i) the lapse of 2 years following the end of the First Term, or (ii) such time as the aggregate sum paid by Subsidiary amounts to $500,000 cumulatively (the term during which this 6% royalty rate is applicable shall be hereinafter referred to as the "Second Term").

                    - 1% of the sales of the Subsidiary's products, commencing at the end of the Second Term and ending on the earlier to occur of: (i) the lapse of 2 years following the end of the Second Term, or (ii) such time as the aggregate sum paid by the Subsidiary amounts to $751,000 cumulatively.

                                       F18

                                VOICE DIARY INC.
                          (A DEVELOPMENT-STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE  8  -  COMMITMENTS  (CONT.)

          B. According to a decision on August 24, 1999 of O.C.S., the Subsidiary was requested to repay the O.C.S. an amount of $39,244 (including interest) for amounts received by the Subsidiary in 1998. The Subsidiary recorded a provision in its books for the full amount.

               The Subsidiary has claimed participation by the O.C.S. in research and development expenses for the period from December 1998 to March 1999. The Subsidiary has not recorded a receivable in conection with this claim.

          C.   Liens

               A floating lien has been placed on all the Subsidiary's assets, securities, notes and other documents in favor of the Israel Industrial Development Bank Ltd.

               In addition, a $7,000 deposit is security for repayment of a loan received from United Mizrahi Bank Ltd.

          D.  Operating  lease

               The Subsidiary has rented 3 vehicles under an operating lease agreement, which expires in 2007.

               Future  payments  of  operating  lease:

               Twelve  month  period  ended  June  30

               2003                    $  26,000
               2004                       26,000
               2005                       26,000
               2006                       26,000
               2007                       14,900
                                       ---------
                                       $ 118,900
                                       =========
          E.  Purchase  commitment

               In June 2002, a subcontracting agreement between Reshef (a subsidiary of Aryt) and the Subsidiary, that was previously in effect, was replaced by a manufacturing arrangement under which Reshef will manufacture 2,200 Voice Diary IMP units for the Subsidiary in batches of 550 units each and the Subsidiary will pay for each batch upon receipt. The price per unit is approximately $45. In the first stage, the Subsidiary ordered the manufacture of a batch of 550 units out of the total quantity in the manufacturing arrangement. The cost of the first batch amounts to approximately $ 25,000. Each supply of an additional batch of 550 units will be conditional upon payment by the Subsidiary for the previous batch.


                                       F19

                                VOICE DIARY INC.
                          (A DEVELOPMENT-STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE  9  -  SHAREHOLDERS'  DEFICIENCY

          A.  General

          The  total  number  of  shares  of  the  Company  is  as  follows:


                                       Authorized     Issued  and  Outstanding
                                       ----------     ------------------------

              Class A Common Stock     10,000,000               634,863
                                     ============            ==========
              Class B Common Stock         10,000                 2,400
                                     ============            ==========

          Each share has a par value of $0.01. Each share of Class B Common Stock is convertible at any time at the option of its holder or holders and for no additional consideration into such number of fully paid and non-assessable shares of Class A Common Stock as shall equal the quotient obtained by dividing the number of shares of Class A Common Stock outstanding at the close of business on the day immediately preceding the date the conversion notice is received by the Company, by 7,600.

          The shares of Class A and Class B Common Stock confer to holders the right to receive notice to participate and vote in general meetings of the Company and the right to receive dividends, if declared.

          The holders of Class A and Class B Common Stock shall vote and participate ratably in dividends as a single class. Each share of Class A Common Stock entitles its holder to one vote and each share of Class B Common Stock entitles its holder to such number of votes as shall equal the number of whole shares of Class A Common Stock into which such share of Class B Common Stock is convertible.

          Each share of Class A Common Stock participates in dividends as one share of a single class and each share of Class B Common Stock participates in dividends as the whole number shares of Class A Common Stock into which such share of Class B Common Stock is convertible.

          The Company has not adopted a stock option plan. In previous years the Subsidiary granted stock options.


                                      F20

                                VOICE DIARY INC.
                          (A DEVELOPMENT-STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE  9  -  SHAREHOLDERS'  DEFICIENCY  (CONT.)

          A.  General (CONT.)

               A summary of the status of the Subsidiary's stock options as of June 30, 2002, 2001 and 2000 and December 31, 2001, 2000 and
               1999, and of changes during the periods then ended, is presented below:


                                JUNE 30,                           DECEMBER 31,
                            ------------------  -----------------------------------------------
                                                                    EXERCISE          EXERCISE

                            2 0 0 2   2 0 0 1   2 0 0 1    2 0 0 0   PRICE   1 9 9 9  PRICE
                            --------  --------  --------  --------- ------   ------- ---------
                                      UNAUDITED
                                      ---------

Outstanding at beginning
of year                       42,414    67,595   67,595     65,127       $0    1,200     $0
Granted during year
                                  --        --       --    236,458       $0   63,927     $0
Exercised during year
                                  --        --  (25,181)  (233,990)      $0       --     $0
                            --------  --------  --------  ---------  ------  -------  ---------

Outstanding at end of year
                              42,414    67,595   42,414     67,595       $0   65,127     $0
                            ========  ========   =======  =========  ======  =======  =========
Weighted average fair
value of options granted
during the year
                                                          $   0.25                $3
                                                          ========           =======

               The Company is considering issuing shares of the Company in exchange for subsidiary's stock options.


          B.  Issuance  of  share  capital  and  options

               1. In June 2002 the Company acquired approximately 99.43% of the outstanding shares of the Subsidiary. Under generally accepted accounting principles the transaction was accounted for as reorganization under common control. The shares of Common Stock were exchanged to Shares of Class A Common Stock and shares of Preferred Stock were exchanged to Shares of Class B Common Stock.


               2. During the period of its inception through 1998 the Subsidiary issued 120,640 shares of Common Stock to 29 investors at a price per share ranging from $3 to $38.


               3. On October 17, 1999 the Subsidiary issued 7,630 shares of Common Stock to three investors for consideration of $21,936.

               4. In 1999, the Subsidiary issued 53,990 options to the CEO and 9,937 options to two other employees. The options are convertible to shares of Common Stock with no exercise price and in consideration for waiving their salaries for 1999. The value of the options, totaling $ 199,864 was estimated by the Subsidiary at a price of $3 per option based on the last share placement price. That amount was charged to operations.

                                      F21

                                VOICE DIARY INC.
                          (A DEVELOPMENT-STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE  9  -  SHAREHOLDERS'  DEFICIENCY  (CONT.)


5. In 2000, the Subsidiary issued 180,000 options to the CEO and 31,633 options to two additional employees. The options are convertible to shares of Common Stock for no exercise price and in consideration for waiving their salaries for 2000. The value of the options, totaling $50,391 was estimated by the Subsidiary at a price of $0.25 per options based on the last share placement price. That amount was charged to operations.

6. On November 1, 2000 the Subsidiary issued 213,718 shares of Common Stock to two investors for consideration of $53,629.

7. On December 1, 2000 the Subsidiary issued 300,000 shares of Common Stock to a related party pursuant to a financing agreement in consideration for a credit line of $150,000. The value of the shares of Common Stock, totaling $74,039, was estimated by the Subsidiary using an average price of $0.25 per share and was charged to operations.

8. On December 1, 2000 the Subsidiary issued 2,400 shares of Preferred Stock to the CEO in consideration of 233,990 options.


9. During 2000 the Subsidiary issued 24,825 options to suppliers in consideration for services rendered to the Subsidiary. The options are convertible to shares of Common Stock with no exercise price. The value of the options, totaling $30,145, was estimated by the Subsidiary based on fair value of the services rendered. That amount was charged to operations.

10. In February 2002 Aryt Industries Ltd (Subsidiary's former Parent Company) ("Aryt") granted to the Subsidiary a credit line of $425,000 to be available throughout 2002. in consideration the Subsidiary issued to Aryt 98,249 shares. Deferred compensation cost in the amount of $196,498 was calculated based on the price and number of shares issued to Aryt in consideration for the credit line. On June 30, 2002 the credit line was terminated and, accordingly, 50% of the abovementioned amount ($98,249) was charged to operations.

11. On February 13, 2002 the Subsidiary issued 65,177 shares Common Stock to a related party for consideration of $65,177.

12. On June 30, 2002 Aryt, the Subsidiary's principal shareholder, decided to waive all its rights pertaining its shares of the Subsidiary and to sell its shareholdings to the Company for total consideration of $1.
     On June 30, 2002 Aryt, the Subsidiary's principal shareholder, waived debt in the amount of $649,289 previously included in short-term loans from Related Party. The amount has been included in additional paid in capital (see Note 15).


                                       F22

                                VOICE DIARY INC.
                          (A DEVELOPMENT-STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE  10  -  COST  OF  REVENUES



                                                                                       Cumulative from
                                                                                       October 1, 1993
                                                                                           (date of
                                                                                          commencement
                              Six months ended                                           of operations)
                                June 30                   Year ended December 31           to June 30
                             ----------------------  ------------------------------------  -----------
                              2 0 0 2      2 0 0 1     2 0 0 1       2 0 0 0      1 9 9 9    2 0 0 2
                            -----------   ----------  ----------   ----------   ----------   ----------
                                         Unaudited
                                         ----------


Materials                       $2,496         --      $63,985        $2,936      $77,140     $372,047

Salaries and related  expenses  16,024         --       13,347         9,041           --       58,575
Sub-contractors                     --         --           --            --           --       50,783

Non-cash compensation expenses      --         --           --         5,391       11,034       20,025
Other                           12,133         --        3,704         1,555        6,554       51,056
                             ----------  ----------  -----------  -----------  -----------  ----------
                                30,653         --       81,036        18,923       94,728      552,486
Decrease in inventory of
  work in progress and
  finished goods                    --         --           --        40,139       20,991           --
                             ----------  ----------  -----------  -----------  -----------  ----------
                               $30,653         --      $81,036       $59,062     $115,719     $552,486
                             ==========  ==========  ===========  ===========  ===========  ==========


NOTE  11  -  RESEARCH AND DEVELOPMENT EXPENSES


                                                                                Cumulative from
                                                                                October 1, 1993
                                                                                     (date of
                                                                                  commencement
                          Six months ended                                        of operations)
                               June 30                 Year ended December 31       To June 30
                         ------------------  ------------------------------------  -----------
                          2 0 0 2   2 0 0 1  2 0 0 1      2 0 0 0        1 9 9 9     2 0 0 2
                         ---------  -------  ---------  -----------  ------------  -----------
                                  Unaudited
                                  ---------
Salaries and related
Expenses                 $  83,612  $    --        --      $  6,623    $   9,874  $  846,880
Sub-contractors              5,856   46,151   137,127         3,219       50,198     387,556
Materials                    9,356    4,268    15,000           469           --      86,752
Non-cash compensation
   expenses                     --       --        --        30,145       26,859      57,004
Other                        8,896    1,109    21,989            --       16,530     366,747
                         ---------  -------  ---------  -----------  -----------  ------------

                           107,720   51,528   174,116        40,456      103,461   1,744,939
Less participation from
 Government funds               --       --        --            --           --    (704,350)
Grants received                 --       --        --        39,244           --      39,244
                         ---------  -------  ---------  -----------  -----------  ------------

                          $107,720  $51,528   $174,116     $79,700     $ 103,461  $1,079,833
                         =========  =======  =========  ===========  ===========  ============



                                      F23

                                VOICE DIARY INC.
                          (A DEVELOPMENT-STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE  12  -  MARKETING,  GENERAL  AND  ADMINISTRATIVE  EXPENSES


                                                                                        Cumulative from
                                                                                        October 1, 1993
                                                                                          (date of
                                                                                         commencement
                                  Six months ended                                      of operations)
                                        June 30                 Year ended December 31    To June 30
                                  ------------------  ------------------------------------  -------
                                  2 0 0 2   2 0 0 1    2 0 0 1     2 0 0 0      1 9 9 9     2 0 0 2
                                  --------- --------- ---------  -----------  ------------  -------
                                            Unaudited
                                            ---------


Salaries and related expenses     $66,753   $11,625    $33,280           --          --   $362,180

Advertising and marketing costs    31,263        --     22,122        2,573      22,446    166,343
Depreciation                        3,325     1,626      2,951       13,503      29,562    103,664

Non-cash compensation expenses         --        --         --       45,000     161,971    206,971
Professional Services              33,309     6,798     14,178       58,692       5,008    150,642
Office Expenses                     9,369     3,846      9,457        4,809      13,200    137,898
Management Fees                        --        --         --           --          --     48,282
Car Maintenance                     6,986     7,204      3,779        1,827      11,998     54,891
Others                              5,392       481      1,211        9,427       6,142     75,680
                                 --------   --------   --------    ---------   ---------  ---------
                                  156,397    31,580     86,978      135,831     250,327  1,306,551

Less: Expenses Attributed To
Research And Development Expenses      --        --         --           --     (16,530)  (335,861)
                                 --------   --------   --------    ---------   ---------  ---------
                                 $156,397   $31,580    $86,978     $135,831    $233,797   $970,690
                                 ========   ========   ========    =========   =========  =========



NOTE  13  -  FINANCIAL EXPENSES



                                                                                        Cumulative from
                                                                                        October 1, 1993
                                                                                          (date of
                                                                                         commencement
                                  Six months ended                                      of operations)
                                        June 30                 Year ended December 31    To June 30
                                  ------------------  ------------------------------------  ----------
                                  2 0 0 2   2 0 0 1    2 0 0 1     2 0 0 0      1 9 9 9       2 0 0 2
                                  --------- --------- ---------  -----------  ------------  ----------
                                            Unaudited
                                            ---------
Financial  Expenses  To  Banks      10,100      5,573    15,084       46,458        50,365     176,650
Interest  To  Related  Party*       33,465         --     9,049          472            --      42,986
Amoritization of debt issuance      98,249         --        --       70,412            --     168,561
                                  --------- --------- ---------  -----------  ------------  ----------
                                  $141,814     $5,573   $24,133     $117,542       $50,365    $388,197
                                  =========  ======== =========  ===========  ============  ==========

* Including financial expenses of $ 18,500 connected with obtaining a credit line.



                                      F24

                                VOICE DIARY INC.
                          (A DEVELOPMENT-STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE  14  -  INCOME  TAXES

               A. The Subsidiary is assessed under the provisions of the Israeli Income Tax Law (Inflationary Adjustments) 1985, pursuant to which results for tax purposes are measured in new Israeli shekels in real terms in accordance with changes in the Israeli consumer price index.

               B.  Deferred  taxes

               Under Statement No. 109 of the FASB, deferred tax assets are to be recognized for anticipated tax benefits associated with net operating loss carryforwards and deductible temporary differences. A valuation allowance is recorded if it is more likely than not some or all of the deferred tax assets will not be realized.

                                              June 30         As of December 31
                                             ---------     ---------------------
                                              2 0 0 2       2 0 0 1     2 0 0 0
                                             ---------     ---------   ---------
                Loss carryforwards           $ 613,536     $ 528,243   $ 455,898
                Other temporary differences      3,108           753          --
                                             ---------     ---------   ---------
                                               616,644       528,996     455,898
                Less: valuation allowance      616,644       528,996     455,898
                                             ---------     ---------   ---------
                                             $      --     $      --   $      --
                                             =========     =========   =========


               The Company has provided for a valuation allowance in respect of all deferred tax benefits resulting from tax loss carryforwards and other temporary differences, due to the uncertainty regarding the realizability of such benefits.

               In accordance with Israeli tax laws, losses may be carried forward indefinitely. The Subsidiary's carryforward tax losses are denominated in New Israel Shekels and are linked to the Israeli consumer price index. As of June 30, 2002 such losses amounted to $1,704,268.

               C.  Tax  assessments

               Neither the Company nor the Subsidiary has been assessed for tax purposes since incorporation.

                                       F25

                                VOICE DIARY INC.
                          (A DEVELOPMENT-STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE  15  -  RELATED  PARTY  TRANSACTIONS

                                            June 30         As of December 31
                                           ---------     -----------------------
                                            2 0 0 2       2 0 0 1      2 0 0 0
                                           ---------     ---------   -----------
Balances  of  related  parties

Loans from a related party                        --      $357,672      $55,472
                                           =========     ==========  ===========
Payables  and  other  current
liabilities -  related parties                    --        $4,929           --
                                           =========     ==========  ===========






<BTB>

                                                 Six months ended
                                                      June, 30            Year ended December 31
                                               ---------------------   ----------------------------------
                                               2 0 0 2     2 0 0 1      2 0 0 1      2 0 0 0     1 9 9 9
                                               --------   ----------   --------    ----------  ----------
                                                          Unaudited
                                                          ----------
Related  parties
Expenses  -
       Purchase of materials                     $6,158          --     $50,299          --          --
                                               ========   =========    =========   ==========  =========
              Sub-contractors                    $9,027          --     $ 8,445          --          --
                                               ========   =========    =========   ==========  =========
            Travel expenses                      $3,837        $244     $ 1,605          --          --
                                               ========   =========    =========   ==========  =========

    Salaries and related expenses               $32,532     $11,807     $33,280          --          --
                                               ========   =========    =========   ==========  =========



     1. On June 30, 2002 the Company signed an agreement with Aryt Industries Ltd. (Subsidiary's former Parent Company) ("Aryt"). Aryt agreed to sell to the Company its entire investment in the Subsidiary (93.8% of the outstanding shares of the Subsidiary) for a total amount of $1. (See Note 9B (12)).

     2. In addition, on June 30, 2002 the Subsidiary signed another agreement with Aryt. The Subsidiary undertook to pay to Aryt royalties from the sales of Subsidiary's products up to an aggregate amount of $751,000 (see Note 8A), in exchange for the cancellation by Aryt of all of its rights, title and interest in and to any obligation of Subsidiary or any other entity on its behalf including a short term debt in the amount of $649,289.The short-term debt was cancelled and recorded to "additional paid-in capital".


     3. In February 2002 Aryt granted to the Subsidiary a credit line of $425,000 to be available throughout 2002. On June 30, 2002 the credit line was terminated
          (see Note  9  (10)).


                                       F26

                                VOICE DIARY INC.
                          (A DEVELOPMENT-STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE  16  -  SUBSEQUENT  EVENT


Since July 1, 2002 the Company has obtained an aggregate of $35,000 in bridge loan financing from a new group of investors.


                                       F27

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.
NONE.

ITEM  15.     FINANCIAL  STATEMENTS  AND  EXHIBITS.

FINANCIAL  STATEMENTS
     The following financial statements are filed as part of this registration statement on Form 10: the consolidated financial statements of Voice Diary Inc. (a development stage company) and its subsidiary as of June 30, 2002, December 31, 2001 and 2000 and the related consolidated statements of operations, changes in shareholder's deficiency and cash flow for the six month period ended June 30, 2002 and each of the three years in the period ended December 31, 2001 and the cumulative period from October 1, 1993 (date of commencement of operations) to June 30, 2002.


<BTB>

EXHIBITS
Number          Description

3.1             Certificate  of  Incorporation  of  the  Company.*
3.2             By-laws  of  the  Company.*
10.1            Employment  Agreement  dated July 3, 2002 between Arie Hinkis and VDI.*
10.2            Employment  Agreement dated March 14, 2001 between VDL and Arie Hinkis*
10.3            Share  Purchase  Agreement  between VDI and Aryt, dated June 30, 2002.*
10.4            Share  Purchase  Agreement  between  VDI and Seed Money Holding Limited
                Partnership,  dated  July  2,  2002.*
10.5            Share  Purchase  Agreement  between  VDI and Arie Hinkis, dated July 2,
                2002  (Class  B  Common  Stock).*
10.6            Loan  Agreement between VDL and Bank for the Development of Industry in
                Israel  Ltd.,  dated  September  8,  2001.*
10.7            Royalty  Agreement  between  Aryt  and VDL, dated as of June 30, 2002.*
10.8            Share  Purchase  Agreement between VDI and Robogroup T.E.K. Ltd., dated
                September  4,  2002.*
10.9            Share  Purchase  Agreement  between  VDI and Arie Hinkis, dated July 2,
                2002  (Class  A  Common  Stock).*
21.             Subsidiaries  of  the  Registrant:


          Name          Jurisdiction  of  Formation     Percentage  Ownership

     Voice  Diary  Ltd.     Israel                    99.4%
--------------------------------------------------------------------------------
*  Previously  filed.

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Act of 1934, the registrant has duly caused this Amendment No. 1 of this registration statement to be signed on its behalf by the undersigned, hereunto authorized.

     Dated  at  New  York,  New  York  this  16th  day  of  December  2002.

                                             VOICE  DIARY  INC.

                                             By:     /s/Arie  Hinkis
                                                ------------------------------
                                                     President  and  Director

                                  EXHIBIT INDEX

Number          Description

3.1             Certificate  of  Incorporation  of  the  Company.*
3.2             By-laws  of  the  Company.*
10.10           Employment  Agreement dated July 3, 2002 between Arie Hinkis and VDI.*
10.11           Employment  Agreement  dated  March  14,  2001  between  VDL and Arie Hinkis.*
10.12           Share  Purchase  Agreement between VDI and Aryt, dated June 30, 2002.*
10.13           Share  Purchase  Agreement  between VDI and Seed Money Holding Limited
                Partnership,  dated  July  2,  2002.*
10.14           Share  Purchase  Agreement  between VDI and Arie Hinkis, dated July 2,
                2002  (Class  B  Common  Stock).*
10.15           Loan Agreement between VDL and Bank for the Development of Industry in
                Israel  Ltd.,  dated  September  8,  2001.*
10.16           Royalty  Agreement  between  Aryt and VDL, dated as of June 30, 2002.*
10.17           Share  Purchase Agreement between VDI and Robogroup T.E.K. Ltd., dated
                September  4,  2002.*
10.18           Share  Purchase  Agreement  between VDI and Arie Hinkis, dated July 2,
                2002  (Class  A  Common  Stock).*
21.             Subsidiaries  of  the  Registrant:

          Name             Jurisdiction  of  Formation     Percentage  Ownership

     Voice  Diary  Ltd.    Israel                          99.4%

--------------------------------------------------------------------------------

*  Previously  filed

                                       39

